                                                                   EXHIBIT 10.17

                              AMENDED AND RESTATED

                       LIMITED LIABILITY COMPANY AGREEMENT

                          BROOKDALE SENIOR HOUSING, LLC

                          Dated as of October 19, 2004

                                                                       JV 333313

                              AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT
                          BROOKDALE SENIOR HOUSING, LLC

                                TABLE OF CONTENTS

ARTICLE                                                                      PAGE
-------                                                                      ----
I    DEFINITIONS

        Act                                                                   2
        Accounting Year                                                       2
        Additional Contributions; Additional Capital
             Contributions                                                    2
        Adjusted Capital Account Deficit                                      2
        Affiliated Person                                                     2
        Agreement                                                             3
        AHTexas                                                               3
        Authorized Representatives                                            3
        Brookdale                                                             3
        Brookdale Congregate Communities                                      4
        Capital Account                                                       4
        Capital Contribution                                                  4
        Capital Transaction                                                   4
        Capital Transaction Proceeds                                          4
        Code                                                                  5
        Company                                                               5
        Company Asset; Company Assets                                         5
        Company Minimum Gain                                                  5
        Company Property; Company Properties                                  5
        County                                                                5
        Cumulative Preferred Return                                           5
        Deemed Liquidation Amount                                             6
        Defaulting Member                                                     6
        Devonshire Property                                                   7
        Fair Market Value                                                     7
        Fiscal Year End                                                       7
        GAAP                                                                  7
        Gaines Ranch Improvements                                             7
        Gaines Ranch Loan                                                     7
        Gaines Ranch Mezzanine Loan                                           8
        Gaines Ranch Property                                                 8

        Implementing Member                                                   8
        Improvements                                                          8
        Initial Capital Contribution                                          8
        Land                                                                  9
        Lender                                                                9
        Loan; Loan Documents                                                  9
        Major Decision                                                        9
        Management Agreement                                                  9
        Member                                                                9
        Member Nonrecourse Debt                                               9
        Member Nonrecourse Deductions                                        10
        Membership Interest; Membership Interests                            10
        Minimum Gain                                                         10
        Name of Company                                                      10
        Nonrecourse Liability                                                10
        On-Site Operator or On-Site Operator(s)                              10
        Operating Cash Flow; Operating Cash                                  10
        Operator for Devonshire Property                                     11
        Operator for Southfield Property                                     11
        Percentage Interest; Percentage Interests                            11
        Person                                                               11
        Principal Place of Business                                          11
        Profit and Loss                                                      11
        Properties                                                           12
        Real Estate Purchase and Sale Agreement                              12
        Regulations                                                          12
        Replacement Reserve                                                  12
        Southfield Property                                                  12
        State                                                                13
        Taxpayer Identification Numbers                                      13
        Taxpayer Matters Member                                              13

II   FORMATION AND ORGANIZATION

        2.1    Formation                                                     13

        2.2    Name of the Company                                           13

        2.3    Purposes                                                      14

        2.4    Term                                                          14

        2.5    Principal Office and Resident Agent                           14

        2.6    Members                                                       14

        2.7    Foreign Qualification                                         14

        2.8    No State-Law Partnership                                      15

III  REPRESENTATIONS AND WARRANTIES

        3.1    AHMI                                                          15

        3.2    AHPA                                                          16

        3.3    Northwestern Mutual                                           18

IV   LIMITED LIABILITY AND  OBLIGATIONS OF MEMBERS

        4.1    Limitations on Liability                                      18

        4.2    Indemnification                                               19

        4.3    No Deficit Restoration                                        20

V    CAPITAL CONTRIBUTIONS AND COMMITMENTS

        5.1    Capital Accounts                                              20

        5.2    Initial Capital Contributions                                 20

               a. Northwestern Mutual Initial Capital
                  Contribution                                               20

               b. AHMI Initial Capital Contribution                          20

               c. AHPA Initial Capital Contribution                          20

        5.3    Additional Contributions                                      20

        5.4    Failure To Make
                  Capital Contributions                                      21

        5.5    Default Loans                                                 21

        5.6    Defaulting Member's
                  Loss of Rights                                             22

        5.7    No Interest                                                   23

VI   COMPANY INTERESTS AND DISTRIBUTIONS

        6.1    Distributions of Operating Cash Flow                          23

        6.2    Distributions of Capital Transaction
                  Proceeds                                                   24

VII  ALLOCATIONS

        7.1    Tax Allocations                                               25

        7.2    Mandatory Allocations                                         25

        7.3    Other Allocation Rules                                        27

        7.4    Tax Matters Member                                            27

        7.5    Tax Planning                                                  28

VIII MANAGEMENT OF COMPANY

        8.1    Title to Company Properties Authorization For Closing         28

        8.2    Management; Voting Rights                                     28

        8.3    Implementing Member                                           29

        8.4    Member Meetings                                               31

        8.5    Management and Operating
                 Agreement                                                   33

        8.6    Compensation for Services                                     33

        8.7    Budget Authorization                                          34

        8.8    Bank Account                                                  34

        8.9    Employees                                                     34

        8.10   Payment of Obligations                                        34

        8.11   Replacement Reserve                                           34

        8.12   Books, Records, Accounting & Reports                          35

IX   DURATION

        9.1    Term                                                          35

        9.2    Events of Dissolution                                         36

        9.3    Liquidation                                                   36

X    TRANSFER OF COMPANY INTEREST

        10.1   Transfer                                                      37

        10.2   Admission of Members                                          37

XI   BUY/SELL; INSOLVENCY

        11.1   Buy/Sell, Two Year Closed Period                              37

        11.2   Insolvency                                                    41

XII  OTHER PROPERTY AND BUSINESS;
      CONFLICTS

        12.1   Other Property and Business                                   43

        12.2   Conflicts of Interest                                         44

XIII MEMBERS' RIGHTS AND OBLIGATIONS

        13.1   No Interest in Company Property;
                 Waiver of Action for Partition                              45

        13.2   Competing Activities                                          45

        13.3   Transactions with the Company                                 46

        13.4   Remuneration to Members                                       46

        13.5   Members are not Agents                                        46

XIV  MISCELLANEOUS

        14.1   Disposition of Documents
                 and Records                                                 47

        14.2   Remedies                                                      47

        14.3   Notices                                                       47

        14.4   Insurance                                                     49

        14.5   Successors and Assigns                                        49

        14.6   No Agency Relationship
                 Between Members                                             49

        14.7   Amendment                                                     49

        14.8   Applicable Law                                                49

        14.9   Commissions                                                   49

       14.10   Waiver                                                        50

       14.11   Designation of Attorneys                                      50

       14.12   Contracts                                                     50

       14.13   Captions                                                      50

       14.14   Counterparts                                                  50

Exhibit A-1 - Legal Description(s) of Company Properties

Exhibit A-2 - Legal Description of Gaines Ranch Property

Exhibit B -  Percentage Interest of Each Member

Exhibit C - (Form of) Management Agreement

Exhibit D - (Form of) Guarantee of Member Obligations

                              AMENDED AND RESTATED
                          BROOKDALE SENIOR HOUSING, LLC
                       LIMITED LIABILITY COMPANY AGREEMENT

      THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the "Agreement") is made and entered into as of October 19, 2004 by and between THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY ("Northwestern Mutual"), a Wisconsin corporation, with its principal office at 720 East Wisconsin Avenue, Milwaukee, Wisconsin, 53202; AH Michigan Owner Limited Partnership, an Ohio limited partnership ("AHMI"), with its principal office at c/o Brookdale Living Communities, Inc., 330 North Wabash Avenue, Suite 1400, Chicago, Illinois 60611, and AH Pennsylvania Owner Limited Partnership, an Ohio limited partnership ("AHPA"), with its principal office at c/o Brookdale Living Communities, Inc., 330 North Wabash Avenue, Suite 1400, Chicago, Illinois 60611, (Northwestern Mutual, AHMI and AHPA are sometimes referred to in this Agreement collectively as the "Members" and individually as a "Member"), all being Members of BROOKDALE SENIOR HOUSING, LLC (the "Company").

                                   WITNESSETH:

      WHEREAS, the parties hereto entered into a Limited Liability Company Agreement (the "Original LLC Agreement") dated September 30, 2003 whereby they agreed to organize and operate a limited liability company in accordance with the terms thereof;

      WHEREAS, the parties hereto have agreed to amend and restate the Original LLC Agreement by means of this Amended and Restated Limited Liability Company Agreement (the "Agreement");

      WHEREAS, the parties have agreed to continue to operate a limited liability company in accordance with the terms of and subject to the conditions set forth in this Agreement.

      NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members, intending to be bound, agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      Capitalized terms used in this Agreement shall have the respective meanings assigned to them or that meaning assigned below:

            ACT.

      As used herein, the term "Act" means the Delaware Limited Liability Company Act, as amended from time to time.

            ACCOUNTING YEAR.

      As used herein, the term "Accounting Year" means the fiscal year of the Company and the tax year of the Company. The Company's fiscal year and tax year shall be the calendar year.

            ADDITIONAL CONTRIBUTIONS: ADDITIONAL CAPITAL CONTRIBUTIONS.

      As used herein, the term "Additional Contributions" or "Additional Capital Contributions" means all capital contributions of the Members made pursuant to
Section 5.3 hereof.

            ADJUSTED CAPITAL ACCOUNT DEFICIT.

      As used herein, the term "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in the Member's Capital Account as of the end of the relevant tax year, after giving rise to the following adjustments:

      (i) the deficit shall be decreased by the amount which the Member is obligated to restore or is deemed obligated to restore pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii); and

      (ii)  the deficit shall be increased by the items described in Treasury
            Section 1.704-1(b)(2)(ii)-(d)(4),(5), and (6).

            AFFILIATED PERSON.

      As used herein, the term "Affiliated Person" means, with respect to: (i) AHMI, any parent or wholly-owned affiliate of AHMI, and any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with AHMI; (ii)

AHPA, any parent or wholly-owned affiliate of AHPA, and any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with AHPA; and (iii) Northwestern Mutual, any wholly-owned affiliate of Northwestern Mutual and any person or entity which, directly or indirectly, controls, is controlled by or is under common control with Northwestern Mutual. For the purpose of this definition, "control" (including, with correlative meanings, the terms "controlled by" or "under common control with") means the possession by any person or entity, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

            AGREEMENT.

      As used herein, the term "Agreement" means this Brookdale Senior Housing, LLC Limited Liability Company Agreement, as amended from time to time.

            AHTEXAS.

      As used herein, the term "AHTexas" means AHTexas Owner Limited Partnership, an Ohio limited partnership, that is owned, directly or indirectly, by Brookdale.

            AUTHORIZED REPRESENTATIVES.

      As used herein, the term "Authorized Representatives" means the following:

      Northwestern Mutual       Craig Cuzmanko,
                                Ross Luedke
                                Gary Schirmers

      AHMI

                                Mark J. Schulte
                                John P. Rijos
                                R. Stanley Young

      AHPA

                                Mark J. Schulte
                                John P. Rijos
                                R. Stanley Young

            BROOKDALE.

      As used herein, the term "Brookdale" means Brookdale Living Communities, Inc., a Delaware corporation, f/k/a BLC Senior Holdings, Inc., a Delaware corporation [EIN Number 20-1348354], the ultimate parent of AHMI and AHPA or their successors.

            BROOKDALE CONGREGATE COMMUNITIES.

      As used herein, the term "Brookdale Congregate Communities" means the senior residential independent and assisted living communities owned and/or managed by any Person controlled by Brookdale which real estate assets are of a comparable quality, size, age and market orientation as the Properties.

            BROOKDALE OPERATIONS.

      As used herein, the term "Brookdale Operations" means Brookdale Operations, LLC, a Delaware limited liability company [EIN Number 20-1363650] or its successor, with Brookdale being the parent of Brookdale Operations.

            CAPITAL ACCOUNT.

      As used herein, the term "Capital Account" means an account established and maintained for each Member in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv) of the Code.

            CAPITAL CONTRIBUTION.

      As used herein, the term "Capital Contribution" means the total amount of cash and the Fair Market Value of any other assets contributed (or deemed contributed under Treasury Regulation Section 1.704-1(b)(2)(iv)(d)) to the Company by a Member, net of liabilities assumed to which the asset is subject.

            CAPITAL TRANSACTION.

      As used herein, the term "Capital Transaction" means a Company transaction with respect to one or more of the Properties not in the ordinary course of business, such as the sale or other disposition of the Company Assets other than in the ordinary course of business (including, without limitation, by exchange, abandonment or foreclosure); recovery of insurance proceeds, damage awards, or condemnation awards; refinancing or borrowing other than in the ordinary course of business; easement sale; or other similar transaction with respect to one or more of the Properties.

            CAPITAL TRANSACTION PROCEEDS.

      As used herein, the term "Capital Transaction Proceeds" means the proceeds to the Company from Capital Transactions net of liabilities and expenses required to be paid in connection with such Capital Transaction as well as the proceeds paid to the Company by AHTexas at the time of a sale of the Gaines Ranch Property, pursuant to the terms of the Gaines Ranch Mezzanine Loan, provided, however, that such proceeds shall not include any amount which all Members agree shall be applied for the further development of one or more of the Properties, for the reduction of any Company indebtedness or for other purposes of the Company. Operating Cash Flow shall not constitute Capital Transaction Proceeds.

            CODE.

      As used herein, the term "Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law) and income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including the corresponding provisions of succeeding regulations).

            COMPANY.

      As used herein the term "Company" means Brookdale Senior Housing, LLC, a Delaware limited liability company, as such limited liability company may be constituted from time to time, and including its successors

            COMPANY MINIMUM GAIN.

      As used herein the term "Company Minimum Gain" shall have the meaning ascribed to the term "Minimum Gain" in Regulations Section 1.704-2(d).

            COMPANY ASSET; COMPANY ASSETS.

      As used herein, the term "Company Asset" or "Company Assets" means the Company Properties and any other tangible or intangible property held by the Company.

            COMPANY PROPERTY; COMPANY PROPERTIES.

      As used herein, the term "Company Property" or "Company Properties", individually or collectively, means the Land and the Improvements owned by the Company from time to time, including the Devonshire Property and the Southfield Property and any other property as may be acquired by the Company.

            COUNTY.

      As used herein, the term "County" means the following:

      For Devonshire Property: Allegheny County, State of Pennsylvania

      For Southfield Property: Oakland County, State of Michigan

            CUMULATIVE PREFERRED RETURN.

      As used herein, the term "Cumulative Preferred Return" means a sixteen percent (16%) internal rate of return as computed below:

(a) As for Northwestern Mutual, the sum of all distributions to Northwestern Mutual of Operating Cash Flow and Capital Transaction Proceeds herein in each case discounted back on a monthly basis from the date of receipt by Northwestern Mutual to the date of this Agreement at one and one-third percent (1.333%) per month (in order for the above calculation to represent a return on, but not a return of, capital the above calculation shall assume that an amount equal to all of Northwestern Mutual's Initial Capital Contributions plus Northwestern Mutual's Additional Capital Contributions made during the term of the Company was distributed to Northwestern Mutual on the date of this calculation) is equal to the sum of Northwestern Mutual's Initial Capital Contributions plus Northwestern Mutual's Additional Capital Contributions made during the term of this Agreement, in each case discounted back, on a monthly basis, from the date such contribution was made to the date of this Agreement at one and one-third percent (1.333%) per month;

(b) As for AHMI and/or AHPA, the sum of all distributions to AHMI and AHPA of Operating Cash Flow and Capital Transaction Proceeds herein in each case discounted back on a monthly basis from the date of receipt by AHMI and AHPA to the date of this Agreement at one and one-third percent (1.333%) per month (in order for the above calculation to represent a return on, but not a return of, capital the above calculation shall assume that an amount equal to all of AHMI's and AHPA's Additional Capital Contributions made during the term of the Company was distributed to AHMI and/or AHPA on the date of this calculation) is equal to the sum of AHMI's and AHPA's Additional Capital Contributions made during the term of this Agreement, in each case discounted back, on a monthly basis, from the date such Additional Capital Contribution was made to the date of this Agreement at one and one-third percent (1.333%) per month.

            DEEMED LIQUIDATION AMOUNT.

      As used herein, "Deemed Liquidation Amount" is equal to the aggregate positive Capital Account balances of all of the Members immediately prior to such allocation of Profit or Loss (taking into account all contribution, distributions, and other adjustments to

Capital Accounts for such Fiscal Year), increased by any Profits or reduced by any Losses to be allocated.

            DEFAULTING MEMBER.

      As used herein, the term "Defaulting Member" means: (a) a Member who commits an Act of Insolvency (as defined in Section 11.2); (b) a Member who has breached its duty of care or duty of loyalty set forth in Section 4.1; (c) a Member who fails to make an Initial Capital Contribution required under Section
5.2 or an Additional Contribution required under Section 5.3; (d) a Member who has attempted to resign as a Member of the Company, (e) a Member who has attempted to transfer any part of its interest in the Company in contravention of Article X or (f) a Member who is in material breach of any other material term of this Agreement.

            DEVONSHIRE PROPERTY.

      As used herein, the term "Devonshire Property" means the Devonshire Improvements and that certain 21.245 acre parcel of land on which said Devonshire Improvements are located, as further described on Exhibit A-1 hereto.

            FAIR MARKET VALUE.

      As used herein, the term "Fair Market Value" means the value determined by an arm's length transaction between a willing buyer (having been provided with all relevant facts) and a willing seller (having been provided with all relevant facts); provided, however, that when the term "Fair Market Value" is used in
Section 11.2 hereof , it shall be less Five Percent (5%) of such value, which Five Percent (5%) deduction represents an amount equal to customary brokerage commissions and closings costs.

            FISCAL YEAR END.

      As used herein, the term "Fiscal Year End" means December 31.

            GAAP.

      As used herein, the term "GAAP" means generally accepted accounting principles, consistently applied.

            GAINES RANCH IMPROVEMENTS.

      As used herein, the term "Gaines Ranch Improvements" shall consist of the following:

      That certain 220,000 square foot, five-story senior residential independent and assisted living building, completed in 1999, consisting of 207 rentable units (currently consisting of 171 independent living units and 36 assisted living units) with a street location of 4409 Gaines Ranch Loop in the City of Austin, State of Texas.

            GAINES RANCH LOAN.

      As used herein, the term "Gaines Ranch Loan" shall mean that certain loan in the amount of SIXTEEN MILLION FOUR HUNDRED TWENTY TWO THOUSAND DOLLARS ($16,422,000) provided by Northwestern Mutual, in its capacity as Lender, to AHTexas secured by a satisfactory first lien on the Gaines Ranch Property and a satisfactory second lien on the Company Properties.

            GAINES RANCH MEZZANINE LOAN.

      As used herein, the term "Gaines Ranch Mezzanine Loan" shall mean that certain loan in the amount of up to TWELVE MILLION SEVEN HUNDRED THIRTY NINE THOUSAND DOLLARS ($12,739,000) provided by the Company to AHTexas secured by a satisfactory second lien on the Gaines Ranch Property.

            GAINES RANCH PROPERTY.

      As used herein, the term "Gaines Ranch Property" means the Gaines Ranch Improvements and that certain 4.00 acre parcel of land on which said Gaines Ranch Improvements are located, as further described on Exhibit A-2 hereto.

            IMPLEMENTING MEMBER.

      As used herein, the term "Implementing Member" means AHMI.

            IMPROVEMENTS.

      As used herein, the term "Improvements" means the following:

      (a) the improvements located at the Southfield Property (commonly known as The Heritage of Southfield) consisting of a five-story, 225,000 square foot senior residential independent and assisted living building, completed in 1999, consisting of 217 rentable units with a street address of 25800 West Eleven Mile Road, City of Southfield, State of Michigan (the "Southfield Improvements");

      and

      (b) the improvements located at the Devonshire Property (commonly known The Devonshire of Mt. Lebanon) consisting of a five-story, 230,000 square foot senior residential independent and assisted living building, completed in 2001, consisting of 218 rentable units (currently consisting of 155 independent living units and 63 assisted living units), but with a license for up to 80 assisted living beds) with a street address of 1050 McNeilly Road, City of Mt. Lebanon, State of Pennsylvania (the "Devonshire Improvements").

            INITIAL CAPITAL CONTRIBUTION.

      As used herein, the term "Initial Capital Contribution" shall mean the capital initially contributed to the Company pursuant to Section 5.2 herein.

            LAND.

      As used herein, the term "Land" means the land(s) described in Exhibit A-1 attached hereto.

            LENDER.

      As used herein, the term "Lender" means The Northwestern Mutual Life Insurance Company, as lender, for: (i) the Loan to the Company, as borrower; and/or (ii) the Gaines Ranch Loan to AHTexas, as borrower.

            LOAN; LOAN DOCUMENTS.

      As used herein, the term "Loan" means that certain loan in an original principal amount of THIRTY MILLION THREE HUNDRED FIFTY FIVE THOUSAND DOLLARS ($30,355,000) from Lender to the Company, as borrower, the proceeds of which (in addition to the Members' Initial Capital Contributions) are for acquisition of the Company Properties, all in accordance with that certain loan commitment dated as of even date herewith by Northwestern Mutual, as Lender, and the Company, as borrower (the "Commitment") and the other Loan documents contemplated thereby (the "Loan Documents"). The Loan shall be secured by a satisfactory first lien on the Company Properties as well as a satisfactory third lien on the Gaines Ranch Property.

            MAJOR DECISION

      As used herein, the term "Major Decision" shall have the meaning set forth in Section 8.4 hereof.

            MANAGEMENT AGREEMENT.

      As used herein, the term "Management Agreement" shall have the meaning set forth in Section 8.5 hereof.

            MEMBER.

      As used herein, the term "Member" means each Person signing this Agreement and any Person who subsequently is admitted as a member of the Company.

            MEMBER NONRECOURSE DEBT.

      As used herein, the term "Member Nonrecourse Debt" shall have the meaning ascribed to the term ""Member Nonrecourse Debt" in Regulations Section 1.704-2(b)(4).

            MEMBER NONRECOURSE DEDUCTIONS.

      As used herein, the term "Member Nonrecourse Deductions" means items of Company loss, deduction, or Code Section 705(a)(2)(B) expenditures which are attributable to Member Nonrecourse Debt.

            MEMBERSHIP INTEREST; MEMBERSHIP INTERESTS.

      As used herein, the term, "Membership Interest" or "Membership Interests" means a Member's entire interest in the Company including the Member's economic interest, the right to participate in the management, and the right to receive information concerning the business and affairs of the Company.

            MINIMUM GAIN.

      As used herein, the term "Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(d). Minimum Gain shall be computed separately for each Member in a manner consistent with Code Section 704(b).

            NAME OF COMPANY.

      As used herein, the term "Name of Company" means Brookdale Senior Housing, LLC.

            NONRECOURSE LIABILITY.

      As used herein, the term "Nonrecourse Liability" shall have the meaning set forth in Regulations Section 1.752-1(a)(2).

            ON-SITE OPERATOR OR ON-SITE OPERATOR(S).

      As used herein, the terms "On-Site Operator" or "On-Site Operator(s)" means Operator for Southfield Property and Operator for Devonshire Property.

            OPERATING CASH; OPERATING CASH FLOW.

      As used herein, the term "Operating Cash" or "Operating Cash Flow" means all cash funds derived from operations of the Company (including but not limited to interest received on reserves and required payments received under the Gaines Ranch Mezzanine Loan), without reduction for any noncash charges, but less all cash funds used to pay current operating expenses and to pay, establish or maintain reasonable reserves for future operations, debt payments, capital improvements, and replacements as determined by the Members. Operating Cash Flow and/or Operating Cash shall be increased or decreased by changes in any reserve previously established. Capital Transaction Proceeds shall not constitute Operating Cash or Operating Cash Flow.

            OPERATOR FOR DEVONSHIRE PROPERTY

      As used herein, the term "Operator for Devonshire Property" means Brookdale Living Communities of Pennsylvania-ML, Inc. or its successor.

            OPERATOR FOR SOUTHFIELD PROPERTY:

      As used herein, the term "Operator for Southfield Property" means Brookdale Living Communities of Michigan, Inc. or its successor.

            PERCENTAGE INTEREST; PERCENTAGE INTERESTS.

      As used herein, the term "Percentage Interest" or "Percentage Interests" means the Percentage Interest of each Member as set forth in Exhibit B to this Agreement.

            PERSON.

      As used herein, the term "Person" means and includes an individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.

            PRINCIPAL PLACE OF BUSINESS.

      As used herein, the "Principal Place of Business" means the following:

                                    c/o Brookdale Living Communities, Inc.
                                    330 N. Wabash Avenue
                                    Suite 1400
                                    Chicago, Illinois  60611

or such other place(s) as the Members may designate from time to time, which need not be in the State of Delaware.

            PROFIT AND LOSS.

      As used herein, the term "Profit" or "Loss" shall mean, for each Company Accounting Year, an amount equal to the Company's net taxable income or loss for such Accounting Year (determined without regard to any items of income, gain or deduction taken into account in computing the Company's gain or loss on disposition for such Accounting Year), determined in accordance with Code
Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in computing such taxable income or loss), with the following adjustments: Any income of the Company that is exempt from federal income tax and is not otherwise taken into account in computing Profit or Loss shall be added to such taxable income or loss. In the event the agreed Fair Market Value of any Company asset is adjusted pursuant to Regulations Section 1.704-1(b)(2)(iv)(f) or other pertinent sections of such Regulations, the amount of such adjustment shall be taken into account as gain or loss on disposition of such asset for purposes of computing Profit or Loss; and in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account depreciation, amortization or other cost recovery computed with reference to the value of Company property approved by the Members (if different from its adjusted tax basis) pursuant to Regulations Section 1.704-1(b)(2)(iv)(g) for such Company Accounting Year.

            PROPERTIES.

      As used herein, the term "Properties" means the Company Properties as well as the Gaines Ranch Property.

            REAL ESTATE PURCHASE AND SALE AGREEMENT.

      As used herein, the term "Real Estate Purchase and Sale Agreement" means that certain agreement or those certain agreements dated of even date herewith under which the Company is acquiring title to the Southfield Property and the Devonshire Property.

            REGULATIONS.

      As used herein, the term "Regulations" means the Treasury Regulations promulgated under The Internal Revenue Code of 1986, as amended from time to time.

            REPLACEMENT RESERVE.

      As used herein, the term "Replacement Reserve" shall have the meaning given in Section 8.11 hereof.

            SOUTHFIELD PROPERTY.

      As used herein, the term "Southfield Property" means the Southfield Improvements and that six (6) acre parcel of land on which said Southfield Improvements are located, as further described on Exhibit A-1 hereto.

            STATE.

      As used herein, the term "State" means the State of Delaware.

            TAX IDENTIFICATION NUMBERS:

      As used herein, the term "Tax Identification Numbers" means the following:

         Northwestern Mutual: 39-0509570

         AHMI:                31-1594736

         AHPA:                23-2985083

         Company:             06-1708234

            TAX MATTERS MEMBER.

      As used herein, the term "Tax Matters Member" means the "Tax Matters Partner" as defined in Code Section 6231, and shall be AHMI or its successor as designated pursuant to Section 7.4.

                                   ARTICLE II

                           FORMATION AND ORGANIZATION

      2.1 FORMATION

      The parties hereby organize a limited liability company pursuant to the Act and the provisions of this Agreement and, for that purpose, have caused the Certificate of Formation of the Company to be prepared, executed and filed with the Delaware Secretary of State's Office on or before September 30, 2003.

      2.2 NAME OF THE COMPANY

      The name of the Company shall be Brookdale Senior Housing, LLC. All Company business will be conducted in the name of the Company. The Company may do business under that name and any other name or names to which the Member's agree.

      2.3 PURPOSE

      The Company has been organized as a limited liability company pursuant to the laws of the State of Delaware for the limited purposes of: (i) acquiring, owning, managing, leasing and operating real properties, including but not limited to the Company Properties; (ii) making the Gaines Ranch Mezzanine Loan to AHTexas; (iii) carrying out all other activities necessary or incidental to the purposes described above; and (iv) any other purpose allowed by law and approved by the Members. The Company shall not engage in any business or activity other than as herein described without the written agreement of all Members.

      2.4 TERM

      The term of the Company began upon the acceptance of the Certificate of Formation of the Company by the Delaware Secretary of State and shall continue until December 31, 2028, unless its existence is sooner terminated pursuant to the terms of this Agreement.

      2.5 PRINCIPAL OFFICE AND RESIDENT AGENT

      The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate of Formation of the Company or such other office (which need not be a place of business of the Company) as the Members may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation of the Company or such other Person or Persons as the Members may designate from time to time in the manner provided by law. The principal office of the Company shall be the Principal Place of Business. The Company shall maintain its records at its Principal Place of Business. The Company may have such other offices as the Members may designate from time to time.

      2.6 MEMBERS

      The Percentage Interest of each Member is set forth on Exhibit B.

      2.7 FOREIGN QUALIFICATION

      Prior to the Company's conducting business in any jurisdiction other than Delaware, the Members shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. The Members shall execute, acknowledge, swear to and deliver any or all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

      2.8 NO STATE-LAW PARTNERSHIP

      The Members intend that the Company shall not be a partnership (including a general or limited partnership) or joint venture by virtue of this Agreement, for any purpose other than federal and, if applicable, state tax purposes, and neither this Agreement nor any other document entered into by the Company or any Member shall be construed to suggest otherwise. The Members intend that the Company be treated as a partnership for federal and, if applicable, state income tax purposes, and each Member and the Company shall file all tax returns and otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

      3.1 AHMI.

            (a) Legal Authority. AHMI represents and warrants to the Company, AHPA and to Northwestern Mutual that:

                  (i) AHMI has the legal authority to enter into this Agreement and carry out the purpose hereof and there are no orders, decrees or judgments now in effect, or transactions, suits, proceedings, claims or investigations pending or threatened against it or any Affiliated Person of AHMI which would prohibit or impair the Company from fulfilling the purposes hereof;

                  (ii) AHMI has not, within the last ten (10) years, been convicted of any felony or misdemeanor involving the purchase or sale of any security or arising out of AHMI 's conduct as an underwriter, broker, dealer, or investment adviser, or as any affiliated person, salesman, or employee of any investment company, bank, or insurance company; and

                  (iii) AHMI is not, by reason of misconduct, permanently or temporarily enjoined by order, judgment, or decree of any court of competent jurisdiction from acting as an underwriter, broker, dealer, or investment adviser, or as any affiliated person, salesman, or employee of any investment company, bank, or insurance company, or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security; and

                  (iv) AHMI is not, and shall not become, a person or entity with whom Northwestern Mutual or AHPA is restricted from doing business with under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including, but not limited to, those named on OFAC's Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.

            (b) Pre-existing Relationship or Experience. AHMI has a pre-existing personal or business relationship with the Company or one or more of its officers or controlling persons, or by reason of its business or financial experience, is capable of evaluating the risks and merits of an investment in the Company and of protecting its own interests in connection with this investment.

            (c) Investment Intent. AHMI is acquiring its Membership Interest for investment purposes for its own account only and not with a view to or for sale in connection with any distribution of all or any part of its Membership Interest. No other person will have any direct or indirect beneficial interest in or right to its Membership Interest.

            (d) Indemnity. AHMI hereby indemnifies and agrees to hold Northwestern Mutual and AHPA harmless from and against any losses or damages it may suffer resulting from the breach of any of the representations and warranties described in Section 3.1 (a) - (c).

            (e) Valid Agreement. This Agreement is valid, binding and enforceable against AHMI in accordance with its terms.

      3.2 AHPA

            (a) Legal Authority. AHPA represents and warrants to the Company, AHMI and to Northwestern Mutual that:

                  (i) AHPA has the legal authority to enter into this Agreement and carry out the purpose hereof and there are no orders, decrees or judgments now in effect, or transactions, suits, proceedings, claims or investigations pending or threatened against it or any Affiliated Person of AHPA which would prohibit or impair the Company from fulfilling the purposes hereof;

                  (ii) AHPA has not, within the last ten (10) years, been convicted of any felony or misdemeanor involving the purchase or sale of any security or arising out of AHPA's conduct as an underwriter, broker, dealer, or investment adviser, or as an affiliated person, salesman, or employee of any investment company, bank, or insurance company; and

                  (iii) AHPA is not, by reason of misconduct, permanently or temporarily enjoined by order, judgment, or decree of any court of competent jurisdiction from acting as an underwriter, broker, dealer, or investment adviser, or as an affiliated person, salesman, or employee of any investment company, bank, or insurance company, or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security; and

                  (iv) AHPA is not, and shall not become, a person or entity with whom Northwestern Mutual or AHMI is restricted from doing business with under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including, but not limited to, those named on OFAC's Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.

            (b) Pre-existing Relationship or Experience. AHPA has a pre-existing personal or business relationship with the Company or one or more of its officers or controlling persons, or by reason of its business or financial experience, is capable of evaluating the risks and merits of an investment in the Company and of protecting its own interests in connection with this investment.

            (c) Investment Intent. AHPA is acquiring its Membership Interest for investment purposes for its own account only and not with a view to or for sale in connection with any distribution of all or any part of its Membership Interest. No other person will have any direct or indirect beneficial interest in or right to its Membership Interest.

            (d) Indemnity. AHPA hereby indemnifies and agrees to hold Northwestern Mutual and AHMI harmless from and against any losses or damages it may suffer resulting from the breach of any of the representations and warranties described in Section 3.2 (a) - (c).

            (e) Valid Agreement. This Agreement is valid, binding and enforceable against AHPA in accordance with its terms.

      3.3 NORTHWESTERN MUTUAL

            (a) Legal Authority. Northwestern Mutual represents and warrants to the Company, AHMI and AHPA that it has the legal authority to enter into this Agreement and carry out the purposes hereof and there are no orders, decrees or judgments now in effect, or transactions, suits, proceedings, claims or investigations pending or threatened, against it or any Affiliated Person of Northwestern Mutual which would prohibit or impair the Company from fulfilling the purposes hereof.

            (b) Indemnity. Northwestern Mutual hereby indemnifies and agrees to hold AHMI and AHPA harmless from and against any losses or damages AHMI or AHPA may suffer resulting from the breach of any of the representations and warranties described in Section 3.3 (a).

            (c) Valid Agreement. This Agreement is valid, binding and enforceable against Northwestern Mutual in accordance with its terms.

                                   ARTICLE IV

                  LIMITED LIABILITY AND OBLIGATIONS OF MEMBERS

      4.1 LIMITATIONS ON LIABILITY

            (a) The debts, obligations and liabilities of the Company to third parties, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company. No Member shall be obligated personally for any such debt, obligation or liability solely by virtue of its being a Member of the Company or ownership of its Membership Interests.

            (b) Notwithstanding the foregoing limitation on liability to third parties and any applicable statutory or common law limitation on liability among members of a limited liability company, the Members acknowledge and agree that each Member owes the other Members and the Company a limited duty of care and a duty of loyalty in its dealings with and on behalf of the Company, but no other fiduciary duty whatsoever. Each Member's duty of care to the other Members and the Company is limited to acting in good faith and refraining from engaging in grossly negligent or reckless conduct, intentional misconduct (including, without limitation, fraud, deceit and intentional or knowing misrepresentation or omission) or knowing violation of law. Each Member's duty of loyalty to the other Members and the Company is limited to (i) dealing fairly, openly and honestly with the Company and the other Members, (ii) accounting to the Company and holding in trust for the Company's benefit any property, profit or benefit derived by such Member or any Affiliated Person of such Member in the operation or winding up of the Company to the extent such Member or Affiliated Person of such Member is not entitled to such property, profit or benefit and (iii) refraining from dealing with the Company in the operation or winding up of the Company as, or on behalf of, a party having an adverse interest to the Company, except in the case of clauses (ii) and (iii), to the extent expressly permitted in Article XII. In performing its duties under this Agreement, each Member is entitled to rely on information, opinions, reports or statements (including financial statements) of independent accountants and attorneys (including in-house counsel of any Member) retained by such Member or Company, reasonably believed by such Member to be within such accountant's or attorney's professional or expert competence, unless such Member is not acting in good faith or has knowledge concerning the matter in question that would cause such reliance to be unwarranted.

            (c) Without limiting the foregoing and except as authorized under the provisions of this Agreement or as directed in writing by all Members, no Member (including the Implementing Member) shall act for, or assume any obligation or responsibility to any third party on behalf of the Company or any other Member. Neither the Company nor any other Member shall be liable for any obligations incurred in derogation of the preceding sentence, whether before or after the execution of this Agreement or the filing of the Company's organizational documents, except to the extent expressly provided herein.

      4.2 INDEMNIFICATION

            (a) Each Member hereby agrees to indemnify and hold harmless the other Members, such other Members' Affiliated Persons and agents, their respective trustees, directors, officers and employees, and the Company against any loss, liability, damage or expense arising out of its breach of its duties set forth in Section 4.1 or any other breach of this Agreement. Each Member further agrees that any non-breaching Member may bring a legal action for damages or an equitable action for other appropriate relief to enforce the foregoing indemnification rights, whether or not an equitable accounting has been sought or dissolution has occurred and notwithstanding the fiduciary nature of the Members' relationship with each other.

            (b) The Company shall indemnify and hold harmless, from and against any loss, liability, damage or expense, any Member who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he was or is a Member of the Company, to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit; provided that the foregoing indemnification shall not apply unless
(i) the Member's actions giving rise to such third-party claims have been authorized pursuant to this Agreement and (ii) such claims do not directly or indirectly result from a breach by such Member of this Agreement (including, without limitation, of such Member's duties under Section 4.1), or from the breach of a legal or contractual duty owed to the Company by any Affiliated Person of such Member.

      4.3 NO DEFICIT RESTORATION

      No Member shall have a deficit restoration obligation nor be liable to restore a negative capital account balance to the Company, a Member, or a third-party creditor to the Company.

                                    ARTICLE V

                      CAPITAL CONTRIBUTIONS AND COMMITMENTS

      5.1 CAPITAL ACCOUNTS

      The Company shall establish and maintain an individual Capital Account for each Member in accordance with Regulations Section 1.704-1(b)(2)(iv). If a Member transfers all or a part of its Membership Interest in accordance with this Agreement, such Member's Capital Account attributable to the transferred Membership Interest shall carry over to the new owner of such Membership Interest pursuant to Regulations Section 1.704-1(b)(2)(iv)(1).

      5.2 INITIAL CAPITAL CONTRIBUTIONS

            (a) Northwestern Mutual Initial Capital Contribution. As its initial capital contribution, Northwestern Mutual, upon the execution and delivery of this Agreement, will contribute to the Company THIRTY FIVE MILLION EIGHT HUNDRED TWENTY NINE THOUSAND DOLLARS ($35,829,000) as its Initial Capital Contribution.

            (b) AHMI Initial Capital Contribution. As its initial capital contribution, AHMI, upon the execution and delivery of this Agreement, will contribute to the Company SEVENTY TWO THOUSAND DOLLARS ($72,000) as its Initial Capital Contribution.

            (c) AHPA Initial Capital Contribution. As its initial capital contribution, AHPA, upon the execution and delivery of this Agreement, will contribute to the Company SEVENTY TWO THOUSAND DOLLARS ($72,000) as its Initial Capital Contribution.

      5.3 ADDITIONAL CONTRIBUTIONS

            (a) If at any time, and from time to time during the term of this Agreement, expenditures are required by the Company in order to pay (i) all accrued expenses of conducting its business in excess of Operating Cash for the current Fiscal Year ("Operating Deficits"); (ii) its debts and obligations which were incurred to finance a Capital Transaction as they mature; and (iii) the costs (in excess of any Replacement Reserve), incurred for maintenance, repairs and replacements necessary to comply with lease or other contractual obligations of the Company and keep the Company Properties in at least the same condition as other properties with which the Company Properties compete, (including but not limited to comparable Brookdale Congregate Communities) then within thirty (30) days after the date or dates on which notice is delivered to the Members by any Member stating in good faith that such additional cash is required, each Member shall make an Additional Capital Contribution in accordance with their respective Percentage Interest as shown on Exhibit B. Each Member shall have thirty (30) days from the date such notice is given to contribute its share of the additional capital to the Company. Each Member shall receive a credit to its Capital Account in the amount of any additional capital, which it contributes to the Company. Any Member may offset all or any portion of an Additional Contribution due from it against the same amount of Operating Cash Flow or other Company funds distributable to it within thirty (30) days after the notice requiring Additional Contributions is received by such Member. Such offset shall be effected by delivering timely notice thereof to the Implementing Member.

            (b) If for any Fiscal Year, Operating Cash has been distributed to any or all Members ("Distributees") pursuant to Article XI and the Company subsequently incurs Operating Deficits in the same Fiscal Year, the Distributees shall contribute an amount equal to the amount of such Operating Deficits in accordance with their respective Percentage Interest as shown on Exhibit B.

      5.4 FAILURE TO MAKE CAPITAL CONTRIBUTIONS

      If for any reason a Member fails to make an Initial Capital Contribution under Section 5.2 or an Additional Contribution required under Section 5.3 (thereby becoming a Defaulting Member), the remaining Member (the "Non-Defaulting Member") may, but shall not be obligated to: (i) initiate the buy/sell provisions of Section 11.1 hereof, and/or (ii) institute suit in the name of the Company in any court of competent jurisdiction to obtain a judgment for damages and/or specific performance plus, in either case, court costs and reasonable attorneys' fees, and/or (iii) make a Default Loan to the Defaulting Member in accordance with Section 5.5 below. Notwithstanding the provisions of subparagraph (ii) above, if and to the extent that the Additional Capital Contribution is required to repay the Loan in full, the Non-defaulting Member may not: (a) institute suit to obtain specific performance of the obligation of the Defaulting Member to make such an Additional Capital Contribution; (b) institute suit to recover damages from the Company resulting from the default in making such an Additional Capital Contribution; or (c) recover such an Additional Capital Contribution from Brookdale and/or Brookdale Operations under the terms of that certain Guarantee of Member Obligations dated of even date herewith.

      5.5 DEFAULT LOANS

      If the Defaulting Member has failed to make a required Initial Capital Contribution or Additional Contribution, any other Member may, at its election, make a loan (a "Default Loan") to the Defaulting Member of all of the amount which the Defaulting Member was obligated to contribute to the Company. The Defaulting Member hereby irrevocably authorizes and directs any other Member to advance the proceeds of each Default Loan to the Company. Receipt by the Company of such proceeds shall constitute a capital contribution of, and consideration received by, the Defaulting Member and such Default Loan shall be legally enforceable to the same extent and in the same manner, subject to the terms of this Agreement, as if such proceeds were paid directly to the Defaulting Member. The making of a Default Loan to the Defaulting Member shall not cure the default by the Defaulting Member. Each Default Loan shall bear interest on the unpaid principal amount thereof from time to time remaining from the date advanced until repaid, at the greater of (i) four percent (4%) per annum plus the prime commercial lending rate which Citibank, N.A., New York announces from time to time to be in effect for its most creditworthy customers or (ii) sixteen percent (16%); provided, however, that in no event shall such interest rate exceed the maximum rate permitted by law. All payments made on a Default Loan shall be applied first toward payment of unpaid accrued interest and then (if any remains) toward payment of principal. Each Default Loan, both principal and interest, shall be due and payable from the Defaulting Member to the Member who advanced such Default Loan upon demand by said lending Member; said lending Member shall have and is hereby granted a first and prior lien and security interest upon the interest of the Defaulting Member in the Company and all amounts, payments and proceeds becoming distributable or payable to such Defaulting Member to secure repayment of a Default Loan. If suit or other proceedings in any court shall be instituted for collection of a Default Loan or enforcement of the lien and security interest securing payment of same, the Defaulting Member shall also be liable for all court costs and reasonable attorneys' fees thereby incurred, payment of which shall likewise be secured by said security interest and lien. A Member who becomes a Defaulting Member shall continue to be a Defaulting Member until all Default Loans made to such Member have been fully repaid, both principal and interest, and all amounts due from the Defaulting Member to the Company have been fully paid. All amounts, Operating Cash, Capital Transaction Proceeds and any other payments and proceeds which become distributable or payable to a Defaulting Member shall be paid, first, to pay off all Default Loans (plus any and all accrued interest thereunder) made to the Defaulting Member, and second (if any remains), to pay all amounts due the Company from the Defaulting Member with only the remainder, if any, to be paid to the Defaulting Member.

      5.6 DEFAULTING MEMBER'S LOSS OF RIGHTS

      A Defaulting Member shall have no rights with respect to the management, operation or control of the Company or its business, notwithstanding any other provision of this Agreement providing for the consent or agreement of all Members, the remaining Members alone shall have the full power and authority to make all decisions and take all action with respect to the management, operation and control of the Company, excepting only the right to cause the Company Properties or any portion thereof to be sold or conveyed. Further, in the event a Defaulting Member is the then current Implementing Member, then and in such event such Defaulting Member shall be automatically terminated as Implementing Member and shall have no right to act as the Implementing Member, all as further specified under Section 8.3 hereof. When a Defaulting Member has repaid all sums due the Company and any Default Loans and cured all other conditions that resulted in its becoming a Defaulting Member, it shall once again have all of its rights and privileges hereunder. Any requirement for consent or approval of all Members or of a majority of the Membership Interest shall be deemed to refer exclusively to all Members other than any Defaulting Members and their Membership Interests.

      5.7 NO INTEREST

      Except as otherwise specifically stated herein, no Member shall be entitled to receive any interest on its Capital Contributions. No Member shall have the right to demand the return of such Member's Capital Contribution or any other distribution from the Company (whether upon resignation, withdrawal or otherwise), except upon dissolution of the Company pursuant to Article IX hereof.

                                   ARTICLE VI

                       COMPANY INTERESTS AND DISTRIBUTIONS

      6.1 DISTRIBUTIONS OF OPERATING CASH FLOW

            (a) Timing and Manner of Distributions of Operating Cash Flow.

            Distributions of Operating Cash Flow shall be made to the Members not less frequently than monthly and in accordance with this section.

            (b) Amounts and Priority of Distributions of Operating Cash Flow.

      All distributions of Operating Cash Flow shall be made only to the Persons who, according to the books and records of the Company, are the holders of record of Membership Interests in the following amounts and priority:

                  (i) First, to Northwestern Mutual until it receives an amount equal to its Cumulative Preferred Return on its Initial Capital Contribution and its Additional Capital Contributions, if any.

                  (ii) Second, to AHMI and AHPA until it receives an amount equal to its Cumulative Preferred Return on its Additional Capital Contributions, if any.

                  (iii) Third, to the Members pari passu, on a pro rata basis, with 60% to Northwestern Mutual, 20% to AHMI and 20% to AHPA.

      6.2 DISTRIBUTIONS OF CAPITAL TRANSACTION PROCEEDS

            (a) Timing and Manner of Distributions of Capital Transaction Proceeds.

      All Capital Transaction Proceeds (including proceeds from refinancing) as well as proceeds received under Section 11.1 shall be used to repay principal, interest (if any), and other amounts due on the Loan, to the extent required by the lender thereof. All remaining Capital Transaction Proceeds shall be distributed within thirty (30) days of receipt of such proceeds, and such amounts shall be paid in cash.

            (b) Amounts and Priority of Distribution of Capital Transaction Proceeds.

      All distributions of Capital Transaction Proceeds should be made only to the Persons who, according to the books and records of the Company, are the holders of Membership Interests in the following amounts and priority:

            (i) First, to Northwestern Mutual until Northwestern Mutual receives its Cumulative Preferred Return with respect to the Properties.

            (ii) Second, to Northwestern Mutual until Northwestern Mutual has received its Initial Capital Contribution and Additional Capital Contributions for the Properties and Northwestern Mutual's remaining capital contribution in the Company is reduced to zero;

            (iii) Third, to AHMI and AHPA until AHMI and AHPA receive their Cumulative Preferred Return with respect to the Properties;

            (iv) Fourth, to AHMI and AHPA until AHMI and AHPA have each received their Additional Capital Contributions for the Properties; and

            (v) Fifth, any remaining excess Capital Transaction Proceeds shall be allocated to the Members pari passu, on a pro rata basis, with 60% to Northwestern Mutual, 20% to AHMI and 20% to AHPA.

                                   ARTICLE VII

                                   ALLOCATIONS

      7.1 TAX ALLOCATIONS

      This Section is intended to comply with Treasury Regulations Section 704 and should be interpreted and applied in accordance therewith.

            (a) Allocations of Profits and Losses. After giving effect to the mandatory allocations set forth in Section 7.2 and subject to Section 7.1(b), Profits and Losses for any Fiscal Year will be allocated among the Members to the extent of and in proportion to such amounts as are required to cause the Capital Account balance to each Member as of the end of the Accounting Year or other applicable period to equal the amount that would be distributed to such Member if the Company made a cash distribution in accordance with the priorities of Section 6.1 as of the end of the relevant Fiscal Year in an amount equal to the Deemed Liquidation Amount.

            (b) Allocation Upon Liquidation. Upon a liquidation of the Company, after giving effect to the mandatory allocations in Section 7.2, Profits and Losses (or items thereof) shall be allocated among the Members so that the positive balance of each Member's Capital Account is equal to the amount that would be distributable to such Member if liquidating distributions were made in accordance with the priorities of Section 6.2.

      7.2 MANDATORY ALLOCATIONS

      The following special allocations shall be made in the following order:

            (a) (i) Minimum Gain Chargeback. Notwithstanding any other provision of Article VII, if there is a net decrease in Company Minimum Gain during any Fiscal Year or other applicable period, then subject to the exceptions set forth in Regulations Section 1.704-2(f)(2), (3), (4) and (5), each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, as determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be determined in accordance with Regulations Section 1.704-2(f).

                  (ii) Member Minimum Gain Chargeback. Notwithstanding any other provision of this Article VII except Section 7.2(b), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year or other applicable period, then, subject to the exceptions set forth in Regulations Section 1.704-2(i)(4), each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5) shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion of the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This Section 7.2(a)(ii) is intended to comply with the minimum gain chargeback requirement in such section of the Regulations and the safe-harbor for such chargebacks and offsets contained in Regulations Section 1.514(c)-2(e)(1)(iii) and shall be interpreted consistently therewith.

            (b) Qualified Income Offset. Notwithstanding any provision of this
Article VII, except Section 7.2(a), in the event any Member receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), that cause or increase an Adjusted Capital Account deficit of such Member, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account deficit of such Member as quickly as possible. This Section 7.2(b) is intended to comply with the qualified income offset provision of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

            (c) No Excess Deficit. To the extent that any Member has or would have, as a result of an allocation of Loss (or item thereof) an Adjusted Capital Account Deficit, such amount of Loss (or item thereof) shall be allocated to the other Members in accordance with Section 7.1, but in a manner which will not produce an Adjusted Capital Account Deficit as to such Members. To the extent such allocation would result in all Members having Adjusted Capital Account Deficits, such Loss shall be allocated to the Members in accordance with their Percentage Interest.

            (d) Nonrecourse Deductions. Nonrecourse Deductions for any Accounting Year or other applicable period shall be allocated to the Members pro rata in accordance with their Percentage Interests as of the end of such Accounting Year or other applicable period.

            (e) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Accounting Year or other applicable period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

            (f) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Sections 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

            (g) Curative Allocations. Any mandatory allocations of items of income, gain, loss or deduction pursuant to Section 7.2(a), (b), (c) and (e) above shall be taken into account for the purpose of equitably adjusting subsequent allocations of income, gain, loss or deduction so that the net allocations, in the aggregate, allocated to each Member pursuant to this Article VII, and the Capital Accounts of each Member, shall as quickly as possible and to the extent possible, be the same as if no mandatory allocations had been made.

      7.3 OTHER ALLOCATION RULES

      For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Implementing Member using any permissible method under Code Section 706 and the Regulations thereunder.

      7.4 TAX MATTERS MEMBER

      AHMI shall be the "Tax Matters Member," as that term is defined in Code
Section 6231(a)(7), but each Member shall otherwise be considered to have retained such rights (and obligations, if any) as are provided for under the Code with respect to any examination, proposed adjustment or proceeding relating to Company items. The Tax Matters Member shall prepare all returns of Company income, gains, losses, deductions and credits necessary for Federal, state and local income tax purposes ("Tax Returns"). The Tax Matters Member shall timely file all Tax Returns and shall furnish to the Members and assignees within 90 days of the close of the taxable year (or as soon thereafter as the Company shall receive such information) the tax information reasonably required for federal, state and local income tax reporting purposes, all of the foregoing at the expense of the Company. The classification, realization and recognition of income, gains, losses, deductions, credits and other items shall be on the accrual method of accounting for Federal income tax purposes.

      7.5 TAX PLANNING

      If any Member desires to defer income recognition in connection with the sale of an asset by the Company under Code Section 1031 or any other tax-advantaged transaction, but one or more other Members do not desire to do so, such other Members agree to cooperate with such Member in restructuring the sale of such asset as a like-kind exchange under Code Section 1031 or the applicable code provision to the extent possible, provided however, that amount of the cash received by such other Members in connection with such restructured sale is the same as it would have been (and is received not later than it would have been received) if the sale were not restructured as a like-kind exchange.

                                  ARTICLE VIII

                              MANAGEMENT OF COMPANY

      8.1 TITLE TO COMPANY PROPERTIES; AUTHORIZATION FOR CLOSING.

      Record title to the Company Properties, as well as record title to all other assets hereafter acquired by the Company, shall be held in the name of the Company. The Members hereby authorize and consent to the acquisition of the Company Properties by the Company and the execution, delivery and performance by the Company of the Loan Documents. The Real Estate Purchase and Sale Agreement, the Loan Documents and all other documents necessary to consummate acquisition of the Company Properties must be signed by all Members.

      8.2 MANAGEMENT; VOTING RIGHTS.

      Management and control of all assets and affairs of the Company shall be vested in its Members. Except for such power and authority which may be delegated to another party (including a Member pursuant to the written direction of all Members and including the Operator for the Devonshire Property and the Operator for the Southfield Property pursuant to the Management Agreements), the Company shall be the sole entity with the power and authority to operate, deal with and make agreements concerning Company Assets which power and authority may include, but is not limited to the following: the power to make loans, to renovate, lease, sell, mortgage and encumber the Company Properties or other assets, to approve of leasing guidelines and lease form, to approve budget and determine reserves, to approve the expenses of and contracts with Affiliated Persons of Members, to make decisions relative to litigation involving the Company Properties or the Company, to contract for the maintenance, repair, improvement and management of the Company Properties, and to borrow money on behalf of the Company, whether secured or unsecured. Except as otherwise specifically provided herein, any action to be taken by, with the consent or approval of, or at the direction of, the Members, or any action of the Company, shall require the written direction or consent of all Members except any Member which is a Defaulting Member. Without limiting the foregoing and except as may be otherwise specifically provided herein, no Member shall have any power to file a voluntary petition on behalf of the Company or an involuntary petition against the Company under the federal bankruptcy code or otherwise cause or permit the Company to become the subject of liquidation, receivership or other similar proceedings, dispose of any asset of the Company, or to incur any indebtedness or other liability on behalf of the Company or to take any action of any kind for or on behalf of the Company, except pursuant to the written direction of all Members other than any Member that is a Defaulting Member.

      The voting rights of the Members of the Company shall be set forth herein. With respect to decisions regarding the enforcement and administration of the Gaines Ranch Mezzanine Loan including, without limitation, the exercise of any approval and consent rights under the documents evidencing the Gaines Ranch Mezzanine Loan and the exercise of any options granted to the Company pursuant to the documents evidencing the Gaines Ranch Mezzanine Loan (the "Gaines Ranch Mezzanine Loan Decisions"), AHMI and AHPA shall have no votes, and Northwestern Mutual shall have the sole and unilateral right to make any and all Gaines Ranch Mezzanine Loan Decisions. For purposes of all decisions to be made by the Company, including without limitation the Major Decisions (as defined in Section
8.4 below), Northwestern Mutual shall have two votes and AHMI and AHPA shall each have one vote; with the exception of the Northwestern Mutual Unilateral Decisions (as defined in Section 8.4 below), which shall specifically include but not be limited to the Gaines Ranch Mezzanine Loan Decisions.

      AHMI and AHPA each agree that it and its respective heirs, legal representatives and successors in interest shall be deemed to be a single Member and must act as a single Member. For purposes of Sections 11.1 and 11.2, the following shall be true: (i) Northwestern Mutual and all its respective heirs, legal representatives and successors in interest shall each be deemed to be a single Member and must act as a single Member, whether as Offeror or Offeree under Section 11.1 or as the Defaulting Member or Remaining Member under Section 11.2; and (ii) AHMI and AHPA, and all of their respective heirs, legal representatives and successors in interest shall each be deemed to be a single Member and must act as a single Member, whether as Offeror or Offeree under
Section 11.1 or as the Defaulting Member or Remaining Member under Section 11.2.

      8.3 IMPLEMENTING MEMBER.

      The initial Implementing Member of the Company, who is to be responsible for the implementation of the decisions of the Members and for conducting the ordinary and usual business and affairs of the Company as established and approved by the Members, shall be as AHMI. The acts of the Implementing Member will bind the Company when within the scope of the Implementing Member's authority. The Implementing Member shall at all times conform to policies and programs established and approved by the Members and the scope of the Implementing Member's authority shall be limited to said policies and programs. The Implementing Member will at all times be subject to the direction of the Members agreed to at a meeting or in a writing signed by the Members entitled to make such decision under the terms hereof. The Implementing Member shall perform or cause to be performed the following: (a) maintain or cause to be maintained the books and records of the Company including, without limitation, all records required for limited liability companies under the Act or other applicable law,
(b) ensure or cause to ensure proper and timely filing with appropriate authorities of the State of Delaware and other jurisdictions of such forms and information as may be required to maintain the

Company's status under applicable law, and promptly send a copy of each such filing to the other Member, and (c) keep the other Members informed as to all significant matters relating to the Company. No promotional materials, advertising materials, press releases or any other similar materials (the "Promotional Materials") shall use the name of and/or identify Northwestern Mutual or any of its subsidiaries without having previously secured the written approval of Northwestern Mutual, which approval may be withheld in its sole discretion. Further, the Implementing Member shall make the On-Site Operators aware of the restrictions and the approval process necessary in order to secure the right to use of the name and/or identity of Northwestern Mutual or any of its subsidiaries with regard to Promotional Materials. The Implementing Member shall be obligated to perform its duties, responsibilities and obligations as Implementing Member hereunder, only to the extent that funds of the Company are made available to it for such performance (without of course relieving the Implementing Member of any obligation arising under any other provision of this Agreement to provide funds to the Company as a Member in accordance with and subject to the provisions of this Agreement). Further, as specified in Section
5.6 hereof, if the then current Implementing Member becomes a Defaulting Member, then and in such event such Defaulting Member shall be automatically terminated as Implementing Member and have no right to act as the Implementing Member. The responsibilities of the Implementing Member may be terminated at any time by the other Members by giving five (5) days' written notice to the Implementing Member; provided, however, that no Member may terminate the responsibilities of any Implementing Member who became the Implementing Member under Section 11.1(i) hereof. If the responsibilities of the Implementing Member are terminated by the other Members or by the fact that the then current Implementing Member becomes a Defaulting Member, the Members, other than Defaulting Members, shall appoint a new Implementing Member or, in the absence of such appointment of a new Implementing Member, all Members, other than Defaulting Members, shall be jointly responsible for carrying out all of the actions and responsibilities of the Implementing Member. Specifically, the Members, in agreeing upon any action to be taken by the Company, shall also designate the responsibility for such action being carried out in the absence of an Implementing Member. This may be done by appointment of a Member to specifically perform or oversee the performance of such action.

      8.4 MEMBER MEETINGS

      The Members shall meet at such location and at such times as the Members agree. Meetings of the Members shall be held at least once a year and may be called by any Member; provided, however, that the failure of the Members to meet during any year shall not, in any way, affect the validity of any action taken by the Implementing Member or any other Member on behalf of the Company. Each Member shall designate by written notice one or more individual or individuals who are authorized to represent such Member at meetings of the Company, but each Member may, from time to time, change its representative upon written notice to the other Members. The Members' initial Authorized Representatives are identified in Article I above. No meeting of the Company shall be held unless at least one Authorized Representative of each Member is present (other than any Defaulting Member, whose Authorized Representative may, but need not, be present and in any event shall have no vote).

      AHMI, AHPA and Northwestern Mutual each hereby represent and warrant to each other that its Authorized Representative is duly authorized to act on its behalf with respect to all Company matters subject, in the case of Northwestern Mutual, to internal authorization requirements that apply to all of Northwestern Mutual's investments, including its investment in the Company. In the event the individual designated as Authorized Representative ceases, for any reason, to act on its behalf, such Member shall duly authorize another one of its general partners, members, agents, employees or employees of agents to succeed to the authority and powers herein granted to each Member's Authorized Representative.

      For avoidance of doubt, the term "Major Decisions" include but are not limited to the following, and such Major Decisions must be made by the consensus of all Members:

            (i) A decision to repay a loan in full at any time or to obtain a loan or any term financing for the Improvements and/or for the Company Properties;

            (ii) A decision to lease the Improvements under any lease not in the ordinary course of business;

            (iii) Except as provided in Section 10.1 the transfer of a Membership Interest and admission of the Assignee as a Member of the Company in accordance with Article X;

            (iv) Any amendment of the Certificate of Formation of the Company;

            (v) A decision to compromise the obligation of a Member to make a Capital Contribution or return money or property paid or distributed in violation of the Act;

            (vi) A decision to make a loan, whether or not secured;

            (vii) The admission of a new Member under Section 10.2;

            (viii) INTENTIONALLY DELETED

            (ix) Subject to Section 12.2, the approval of transactions between:
(A) the On-Site Operator and any Affiliates of the On-Site Operator; or (B) the Company or any

Member of the Company and any On-Site Operator and/or any Affiliates of any On-Site Operator;

            (x) Dissolving the Company, as described in Section 9.3;

            (xi) Approving or modifying the annual management plan and annual budget with respect to the Company or any of the Company Properties;

            (xii) Undertaking any act that would make it impossible to carry on the ordinary business of the Company;

            (xiii) Causing the Company to enter into ventures or to transfer its assets to another entity as a capital contribution;

            (xiv) Initiating, or joining in any action for foreclosure, bankruptcy or any insolvency proceedings;

            (xv) Initiating litigation outside of the ordinary course of business;

            (xvi) Confessing a judgement;

            (xvii) Any decision to perform a major renovation of one or more of the Company Properties;

            (xviii) A decision to sell or transfer one or more of the Company Properties;

            (xix) The establishment of the Replacement Reserve;

            (xx) Approval of expenses of and contracts with any Affiliated Person of a Member;

            (xxi) Any other decisions which the Members determine to be a Major Decision; and

            (xxii) Except as may otherwise be specified herein or in the Management Agreement, the appointment of a successor or replacement On-Site Operator.

            In addition to the above, Northwestern Mutual shall have the unilateral right to do the following:

            (x) Declare a default under the Management Agreement for the Company Properties;

            (y) Exercise any termination right that the Company may have under the Management Agreement for the Company Properties;

            (z) Make any and all Gaines Ranch Mezzanine Loan Decisions (as defined above).

            Together (x), (y) and (z) above shall sometimes be referred to as the "Unilateral Decisions".

      8.5 MANAGEMENT AND OPERATING AGREEMENT.

      It is acknowledged that the Company requires an experienced on-site operator, as an independent contractor, to operate and manage each Company Property for the Company. Concurrently with the execution of this Agreement, the Company is executing a Management and Operating Agreement for each Company Property substantially in the form attached in Exhibit C hereto (the "Management Agreement") with each of the On-Site Operators to manage the applicable Company Property (the term "On-Site Operator" refers to such party as well as any other party which subsequently enters into such an agreement with the Company). The Members acknowledge that the initial On-Site Operator for each Company Property is an Affiliated Person of AHMI and AHPA. Each On-Site Operator is a manager of a Company Property but is not a manager of the Company, and shall have no power or authority to take any action on behalf of the Company or to obligate the Company in any manner except as expressly set forth in the Management Agreement from time to time in effect as approved by the Members. Except as provided below, all of the Members shall agree upon the successor to any On-Site Operator. However, in the event the Company, pursuant to the Management Agreement, has the right to declare a default under and/or terminate the Management Agreement, whether or not subject to notice to such On-Site Operator, Northwestern Mutual, after notice to the other Members of its intent to do so, may declare a default and/or terminate the Management Agreement on behalf of the Company, subject to the notice period, if any, required under the provisions of such Management Agreement. In the event of such a termination, Northwestern Mutual is authorized to choose the substitute On-Site Operator and enter into a Management Agreement with such substitute On-Site Operator on behalf of the Company.

      8.6 COMPENSATION FOR SERVICES.

      No Member, Affiliated Person or employee of either shall be entitled to compensation paid by the Company for services performed or reimbursement for expenses incurred in connection therewith except as provided herein, in the Management Agreement or as otherwise agreed upon by the Members.

      8.7 BUDGET AUTHORIZATION.

      The Implementing Member shall prepare, or cause each On-Site Operator to prepare, an annual management plan and annual budget, on the time schedule provided in the applicable Management Agreement and in accordance with the terms of the applicable Management Agreement.

      8.8 BANK ACCOUNT.

      The Implementing Member will open one or more bank accounts in the name of the Company at banks or other financial institutions selected by the Implementing Member, and all funds of every kind and nature received by the Company shall be deposited in such accounts. One or more Authorized Representatives of each Member shall be a signatory on all Company bank accounts as well as on all On-Site Operator bank accounts. Withdrawals from such bank accounts shall be made at the direction of the Implementing Member or other Member.

      All excess cash or reserves of the Company will be invested in securities backed by the full faith and credit of the United States of America, federally insured certificates of deposits or money market funds with assets in excess of $500 Million, and such other investments approved, in writing, by the Members.

      8.9 EMPLOYEES.

      The Company shall not have any employees. All individuals necessary for the operation and management of the Company Properties or conduct of the Company's business shall be independent contractors or employees of an On-Site Operator.

      8.10 PAYMENT OF OBLIGATIONS.

      The Company shall promptly pay (or cause to be paid) when due all of its debts and obligations including, without limitation, payments due under any mortgage on the Company Properties, real estate taxes on the Company Properties and the costs of operating the Company Properties.

      8.11 REPLACEMENT RESERVE.

      The Members, from time to time, but no less frequently than annually, will establish reasonable reserves, in an amount deemed appropriate by the Members for the replacement of capital improvements on or about the Company Properties (the "Replacement Reserve"). Funds deposited in the Replacement Reserve shall be deducted for purposes of determining Operating Cash Flow. Funds in the Replacement Reserve shall be used solely for repairs and maintenance that are extraordinary in nature (i.e. not recurring annually), such as painting the exterior of buildings located on the Company Properties, replacing personal property and fixtures at the Company Properties, such as carpeting, blinds, dishwashers, ranges, garbage disposals, refrigerators, and washers and dryers and for re-roofing and painting of the buildings on the Company Properties.

      8.12 BOOKS, RECORDS, ACCOUNTING AND REPORTS

      The Company shall maintain, or cause to be maintained, in a manner customary and consistent with GAAP, a comprehensive system of records, books and accounts (which records, books and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the ownership and operation of the Company Properties. Such books and records of account shall be prepared and maintained at the Principal Place of Business of the Company or such other place or places as may from time to time be determined by the Implementing Member. The Implementing Member shall provide or cause to be provided to each Member: (a) unaudited monthly financial statement and any other information regarding the Company and its investments, assets and liabilities; and (b) audited annual financial statements along with a copy of the management letter from the auditors. The audited annual financial statements and the management letter shall be prepared by the firm of Ernst & Young LLP or other "Big Four" accounting firm as may be approved from time to time, in writing, by the Members.

      Each Member or its duly authorized representative shall have the right to inspect, examine and copy such books and records of the account at the Company's office during reasonable business hours and to receive other material information about the Company and its operations. Costs incurred by an examining Member (or its duly authorized representative) shall be borne by such Member.

                                   ARTICLE IX

                                    DURATION

      9.1 TERM

      The Company shall commence as of the later of (a) the date of this Agreement or (b) the date of filing of its certificate of organization with the Delaware Secretary of State and shall continue until December 31, 2028 unless sooner terminated in accordance with other provisions of this Agreement (sometimes herein referred to as the "Termination Date"). No Member may resign as a Member of the Company except in connection with Company dissolution and liquidation pursuant to this Article.

      9.2 EVENTS OF DISSOLUTION

      The Company shall be dissolved and its affairs wound up upon the earliest to occur of the following:

            (a) the sale or other disposition of all or substantially all of the Properties,

            (b) a determination by all Members to dissolve the Company,

            (c) inability of the Members to agree on a material Major Decision relating to the Properties or other business of the Company,

            (d) the Termination Date,

            (e) the occurrence of an Act of Insolvency unless the Company interest of the Defaulting Member is purchased by another Member as provided in
Section 11.2,

            (f) at the option of Northwestern Mutual, the dissolution of AHMI,

            (g) at the option of Northwestern Mutual, the dissolution of AHPA,

            (h) the death, bankruptcy, expulsion or insanity of any Member, or

            (i) at the option of the other Members, upon default by a Defaulting Member.

      9.3 LIQUIDATION

      In the event of dissolution of the Company, a full accounting of the assets and liabilities of the Company shall be taken. The assets shall be liquidated as promptly as possible by sale and its liabilities, including payment, if required by the lender thereof, of the Loan in full, liquidated by paying or reserving for payment of such liabilities. Each Member may bid to purchase any or all assets being liquidated in the same manner as a third party may so bid, except that the amounts payable by a Member for such assets may be offset against the amount, if any, which would be distributable to such Member.

      The remaining proceeds, if any, plus any remaining Company Assets, shall be applied and distributed to the Members in accordance with the positive balances of the Members' Capital Accounts, after taking into account all adjustments to Capital Accounts for the Company Accounting Year for which the liquidation occurs, by the end of the taxable such taxable year or, if later, within ninety (90) days after the date of such liquidation; provided that liquidating distributions shall be made in the same manner as distributions under Article VI if such distributions would result in the Members receiving a different amount than would have been received pursuant to a liquidating distributions based on Capital Account balances.

                                    ARTICLE X

                          TRANSFER OF COMPANY INTEREST

      10.1 TRANSFER

      No Member shall sell, assign, pledge, hypothecate or otherwise transfer its interest or any part thereof in the Company (including, without limitation, such Member's interest in profits, losses, distributions or allocations of the Company) without the written consent of all Members, and any attempt to do any of the foregoing shall be void, except that: (i) Northwestern Mutual may transfer all or part of its interest in the Company to any Affiliated Person of Northwestern Mutual; (ii) AHMI may transfer all or part of its interest in the Company to any Affiliated Person of AHMI; provided that such Affiliated Person is majority owned by Brookdale and controlled, directly or indirectly, by Brookdale; and (iii) AHPA may transfer all or part of its interest in the Company to any Affiliated Person of AHPA; provided that such Affiliated Person is majority owned by Brookdale and controlled, directly or indirectly, by Brookdale.

      10.2 ADMISSION OF MEMBERS

      The Members, in accordance with the provisions of Section 10.1, may admit to the Company additional Members. Any additional Members will obtain Membership Interests and will participate in the management, Net Profits, Net Losses, and distributions of the Company on such terms as are determined by the Members.

                                   ARTICLE XI
                              BUY/SELL; INSOLVENCY

      11.1 BUY/SELL; TWO YEAR CLOSED PERIOD

      Each Member shall at any time after December 31, 2005 (the "Two Year Closed Period") have the right to either purchase another Member's Membership Interests, or sell its Membership Interests, in the Company in the manner set forth in this Section 11.1; provided, however, that an exercise of such rights by AHMI or AHPA hereunder shall be and result in an exercise of such rights by both AHMI and AHPA; provided, further, however, that both AHMI and AHPA shall be deemed to be the "Offeror" or the "Offeree", as the case may be, if one or the other of AHMI or AHPA exercises its rights under this Section 11.1. Notwithstanding any other language contained herein to the contrary, if and only if Mark Schulte should become incapacitated or should no longer be

Chairman and Chief Executive Officer of Brookdale, then and in such event the following shall be true: (a) the Two Year Closed Period shall no longer be applicable to Northwestern Mutual; and (b) Northwestern Mutual shall have the right to exercise the Buy/Sell provision under this Section 11.1 during and after the Two Year Closed Period.

            (a) A Member (hereinafter called "Offeror") may serve upon the other Member (hereinafter called "Offeree") a notice (hereinafter called "Offering Notice") which shall contain the following terms:

                  (i) a statement of intent to rely on this Section 11.1.

                  (ii) a valuation stating the aggregate dollar amount which the Offeror as a third party would be willing to pay in cash for: (x) all the Properties free and clear of all liabilities (hereinafter called "Specified Valuation Amount"); plus or minus (y) an amount equal to the value of the "Other Assets" (as defined below); provided, however, that the Other Assets will be adjusted to their book value as of the Closing Date, all in accordance with
Section 11.1(b)(ii) below. The term "Other Assets" means the working capital of the Company determined in accordance with GAAP consistently applied except that
(A) prepaid real estate taxes and real estate tax liability shall be determined on a cash basis; and (B) deferred rental income, if any, shall be ignored. The Offeror shall specify the price for each of the Properties and Other Assets in the Specified Valuation Amount.

            Notwithstanding the language stated above, in the event Northwestern Mutual initiates the Buy/Sell, then and in such event the prepayment fee (yield maintenance) due under the Loan and the Gaines Ranch Loan shall be waived, but the prepayment fees due under the Gaines Ranch Mezzanine Loan shall be due and payable in full. In the event a Member other than Northwestern Mutual initiates the Buy/Sell, then and in such event the prepayment fee (yield maintenance) due under the Loan, the Gaines Ranch Loan, and the Gaines Ranch Mezzanine Loan shall all be due and payable in full.

            In the event AHMI and AHPA purchases the interests of Northwestern Mutual pursuant to the Buy/Sell, Northwestern Mutual shall have the option to require: (i) AHMI and AHPA to pay in full all amounts due under the Loan; and
(ii) AHTexas to pay in full all amounts due under the Gaines Ranch Loan and the Gaines Ranch Mezzanine Loan. In the event that Northwestern Mutual purchases the interest of AHMI and AHPA pursuant to the Buy/Sell, Northwestern Mutual shall have the option to require AHTexas to pay in full all amounts due under: (x) the Gaines Ranch Loan; and/or (y) the Gaines Ranch Mezzanine Loan.

            (b) The Offeree shall then have the obligation either:

                  (i) to sell its full interest in the Company, the Properties and the Other Assets to the Offeror for an amount equal to the sum of: (x) the amount the Offeree would have been entitled to receive if the Company had sold on the Closing Date: (a) the Properties for the Specified Valuation Amount, plus
(b) the Other Assets at their book value adjusted to the Closing Date, and the Company had been liquidated in accordance with Section 9.3 and (y) the amount of the Offeree's Additional Contributions funded pursuant to Section 5.3 after the date of receipt of the Offering Notice by the Offeree, or

                  (ii) to purchase the full interest in the Company, the Properties and the Other Assets of the Offeror for an amount equal to the sum of: (x) the amount the Offeror would have been entitled to receive if the Company had sold on the Closing Date: (a) the Properties for the Specified Valuation Amount and (b) the Other Assets at their book value adjusted to the Closing Date, and the Company had been liquidated in accordance with Section 9.3, and (y) the amount of the Offeror's Additional Contributions funded pursuant to Section 5.3 after the date of receipt of the Offering Notice by the Offeree.

            (c) Within sixty (60) days after receipt of the Offering Notice by the Offeree (the "Option Period"), the Offeree shall notify the Offeror whether the Offeree elects to purchase the Company interest of the Offeror or whether it elects to sell its interest in the Company. If the Offeree does not notify the Offeror of its election prior to expiration of the Option Period, the Offeree shall for all purposes be conclusively deemed to have elected to sell its interest in the Company.

            (d) Within ten (10) business days after the date of the exercise of the election by the Offeree or ten (10) business days after the expiration of the Option Period, whichever is earlier, the Member obligated to purchase under this Section 11.1 (the "Purchaser") shall deposit in cash an amount equal to five percent (5%) of the Specified Valuation Amount (the "earnest money") with an independent and neutral party reasonably satisfactory to the Member obligated to sell under this Section 11.1 (the "Seller"), the title insurance company which will issue the title policies at the closing being satisfactory in any event. The earnest money shall be applied against the purchase price at the closing referenced below, or shall be paid to the Seller as liquidated damages in the event of default by the Purchaser in its obligations under this Section
11.1. In the event Purchaser fails to deposit timely such earnest money as provided above (such Purchaser being then referred to as a "Defaulting Purchaser"), Seller shall have the option (i) within sixty (60) days thereafter, unless the Defaulting Purchaser has earlier cured such default by depositing the required earnest money as provided above, of substituting itself as Purchaser under this Section 11.1 (such Seller being then referred to as a "Substituted Purchaser") by giving notice to the Defaulting Purchaser of its intention to do so and by depositing, within ten (10) business days after such notice, earnest money equal to five percent (5%) of the Specified Valuation Amount with an independent and neutral party reasonably selected by the Substituted Purchaser, whereupon, for purposes of (e) and (f) below, the Substituted Purchaser shall become the Purchaser and the Defaulting Purchaser shall become the Seller or (ii) at any time after default by the Defaulting Purchaser in depositing the earnest money, of seeking from the Defaulting Purchaser by judicial proceedings or as otherwise permitted by law, as liquidated damages for its default in its obligations under this Section 11.1, an amount of money equal to the amount of earnest money the Defaulting Purchaser was required to deposit pursuant to this Section 11.1.

            (e) On or before the date on which the Purchaser is required to make the earnest money deposit referenced in (d) above (or, with respect to a Substituted Purchaser, within five (5) business days after making such earnest money deposit), the Purchaser shall fix a closing date (the "Closing Date") not later than one hundred eighty (180) days following the expiration of the Option Period. The closing shall take place on the Closing Date at a location within the County (set forth above) as reasonably designated by the Purchaser, the office of the title insurance company referenced in (d) above being satisfactory in any event.

            (f) At the closing on the Closing Date, the Purchaser shall pay Seller, in cash, the amount determined in (b) above (any earnest money actually deposited being credited against such amount) and the Seller shall execute and deliver to the Purchaser assignments of interest, special warranty deeds, bills of sale, instruments of conveyance and other instruments as the Purchaser may reasonably require, to give it good and indefeasible title to all of the Seller's right, title and interest in and to the Company, and of the Company's right, title and interest in and to the Properties and the Other Assets, and the Seller hereby irrevocably constitutes and appoints the Purchaser its attorney-in-fact to execute, acknowledge and deliver such instruments as may be necessary or appropriate to carry out and enforce the provisions of this Section
11.1. At the closing on the Closing Date, Purchaser shall pay all Company liabilities including, if required by the lender thereof, the Loan in full. Seller and Purchaser shall each, in proportion to its Membership Interests as of the date of the Offering Notice, pay all closing costs, including, without limitation, escrow costs, transfer taxes and the cost of an ALTA Form B (or equivalent) owner's policy of title insurance for the Specified Valuation Amount insuring ownership of the Properties effective on the Closing Date. Without limiting the remedies available to the other party as a result of the breach of the Purchaser's obligations described above (such Purchaser being then referred to as a "Defaulting Purchaser"), Seller shall be entitled to receive and retain the Defaulting Purchaser's earnest money and shall have the option, exercisable within sixty (60) days of default by the Defaulting Purchaser in its obligation to purchase under this Section 11.1, of substituting itself as Purchaser under this Section 11.1 (such Seller being then referred to as a "Substituted Purchaser"). Such option shall be exercised by giving notice to the Defaulting Purchaser of such exercise and by depositing, within ten (10) business days after such notice, earnest money equal to five percent (5%) of the Specified Valuation

Amount with an independent and neutral party reasonably selected by the Substituted Purchaser, whereupon, for purposes of (e) and (f) above, the Substituted Purchaser shall become the Purchaser and the Defaulting Purchaser shall become the Seller.

            (g) The sale of a Company interest pursuant to this Section 11.1 shall be deemed to be a sale of the Properties and the Other Assets by the Company for the Specified Valuation Amount plus the book value of the Other Assets and shall be accounted for in each Member's Capital Account in the same manner as such a sale would be accounted for pursuant to Section 6.2.

            (h) Notwithstanding the provisions of Article VI, no distribution of any kind shall be made after the date of receipt of an Offering Notice served pursuant to this Article XI without the written consent of all Members.

            (i) The Purchaser (or Substituted Purchaser) shall, upon deposit of the earnest money required by this Section 11.1, and upon written notice thereof to the other Member, have the option to immediately become the Implementing Member and irrevocably remain so unless the Purchaser (or Substituted Purchaser) shall default in its obligations under this Section 11.1.

      11.2 INSOLVENCY

            (a) If any Member (or Defaulting Member) shall at any time commit an Act of Insolvency (as hereinafter defined), the Company shall be dissolved at the expiration of sixty (60) days after occurrence of such Act of Insolvency unless, within said 60-day period, the remaining Member or remaining Members (the "Remaining Member") shall, at its option, exercisable by notice in writing to the Defaulting Member, its successors or representatives, elect to acquire the Company interest of the Defaulting Member at a price that the Defaulting Member would have received if the Company had sold (x) the Properties at its Fair Market Value (as determined pursuant to Section 11.2(b)) as of the date that such Act of Insolvency was committed, or the date of the first such act if more than one, and (y) the Other Assets at their book value as of the Closing Date, and the Company had been liquidated in accordance with Section 9.3. The closing of the purchase and sale of the Defaulting Member's interest shall take place on a date (the "Closing Date") specified by the Remaining Member not later than sixty (60) days after determination of the Fair Market Value. As used in this Agreement, an "Act of Insolvency" shall occur in the event any Member:

                  (i) shall file a voluntary petition in bankruptcy or an involuntary petition is filed and is not cured or otherwise set aside within sixty (60) days after the occurrence thereof; or

                  (ii) has a receiver appointed for all or substantially all of its business or assets on the grounds of insolvency and such appointment (if involuntary) is not cured or otherwise set aside within sixty (60) days after the occurrence thereof; or

                  (iii) has a trustee appointed for it after a petition has been filed for reorganization or arrangement under Chapter 11 of the Bankruptcy Code of the United States, or any law of the United States now in existence or hereafter enacted having the same general purpose and if such trustee appointment is involuntary, is not cured or otherwise set aside within sixty
(60) days from the occurrence thereof; or

                  (iv) makes a general assignment for the benefit of its creditors.

            (b) If the Remaining Member shall elect to purchase the Company interest of the Defaulting Member, it shall include in the notice to the Defaulting Member provided for in Section 11.2(a) its designation of an appraiser (the "First Appraiser"). Within fifteen (15) days after the service of the notice designating First Appraiser, the Defaulting Member shall give written notice to the Remaining Member designating the second appraiser (the "Second Appraiser"). If the Second Appraiser is not so designated within the time above specified, the appointment of the Second Appraiser shall be made in the same manner as is hereinafter provided for the appointment of the third appraiser (the "Third Appraiser") in the event the First Appraiser and Second Appraiser are unable to agree upon the Third Appraiser. The First Appraiser and Second Appraiser so designated or appointed shall meet within ten (10) days after the Second Appraiser is appointed, and if, within thirty (30) days after the Second Appraiser is appointed, the First Appraiser and Second Appraiser do not agree upon the Fair Market Value, they shall appoint a Third Appraiser who shall be a competent and impartial person. In the event of their being unable to agree upon such appointment within ten (10) days after the time aforesaid, the Third Appraiser shall be selected by the Remaining Member and the Defaulting Member if they can agree thereon within a further period of fifteen (15) days. If the parties do not agree, or if for any reason the three appraisers have not been chosen within fifteen (15) days after the expiration of the fifteen (15) day period referred to in the immediately preceding sentence, either the Remaining Member or the Defaulting Member, on behalf of both, may request such appointment by the presiding Judge of the United States District Court for the District in which the Properties are located. In the event of the failure, refusal or inability of any appraiser to act, a new appraiser shall be appointed in his stead, which appointment shall be made in the same manner as hereinbefore provided for the appointment of such appraiser so failing, refusing or being unable to act. Each Member shall pay the fees and expenses of the appraiser appointed by such Member. The fees and expenses of the Third Appraiser and all other expenses, if any, shall be borne by the Company. Any appraiser designated to serve in accordance with the provisions of this Agreement shall be qualified to appraise the type of property being appraised in the County and State, of the type covered by this Agreement, shall be a member of the Appraisal Institute (formerly, the American Institute of Real Estate

Appraisers and the Society of Real Estate Appraisers), or any successor association or body of comparable standing if such Institute is not then in existence, and shall have been actively engaged in the appraisal of real estate in the County and State in which the Properties are located for a period of not less than ten (10) years immediately preceding its appointment. The Appraisers shall determine the Fair Market Value, provided, however, no value shall be attributed to good will. The Appraisers may employ such independent counsel and accountants (which may be the same counsel and accountants retained by the Company) as any two of the three appraisers shall determine to be necessary or advisable to assist them in carrying out their duties hereunder. The fees and expenses of such counsel and accountants shall be borne by the Company. A decision joined in by two of the three appraisers shall be the decision of the appraisers. In the event no two Appraisers can agree, the average of the two closest appraisals shall be the decision of the Appraisers. After reaching a decision, the appraisers shall give written notice thereof to the Members and the auditor of the Company.

                                   ARTICLE XII
                     OTHER PROPERTY AND BUSINESS; CONFLICTS

      12.1 OTHER PROPERTY AND BUSINESS

      Except as specifically stated herein to the contrary, it is understood and agreed that any Member may engage in or possess an interest in other business ventures of any nature or description, independently or with others, whether or not in competition with the Company, including, but not limited to, the real estate business in all its phases, which shall include, without limitation, ownership, operation, management, syndication and development of real property, and neither the Company nor any other Member shall have any rights in or to such independent ventures or the income or profits derived therefrom. Except as specifically stated herein to the contrary, the Members shall not be obligated to present any investment opportunity or prospective economic advantage to the Company that is not directly related to the Properties, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company.

      Notwithstanding any language to the contrary stated in Section 13.2, AHMI and AHPA and their Affiliated Persons (for purposes of this Section 12.1, Affiliated Persons of AHMI and AHPA shall be limited to Brookdale and persons controlled by Brookdale) shall not: (a) purchase land and develop a senior housing or retirement facility within a ten (10) mile radius of: (i) the Devonshire Property; (ii) the Southfield Property; or (iii) the Gaines Ranch Property; or (b) acquire any existing senior housing or retirement facility (or convert an existing property into a senior housing or retirement facility) within a five (5) mile radius of (the "Five Mile Radius") of: (i) the Devonshire Property; (ii) the Southfield Property; or (iii) the Gaines Ranch Property; provided, however, that the restriction set forth in (b) above shall not pertain to the following acquisitions:

            (A) an acquisition of three (3) or more properties by AHMI or AHPA or their Affiliated Persons (or three (3) or more properties acquired in a succession of transactions taking place within a six (6) month span of time) one or more of which are in a particular Five Mile Radius; or

            (B) a single existing senior housing or retirement facility acquired by AHMI or AHPA or their Affiliated Persons if the following has occurred prior to such acquisition:

                  (I) (a) Northwestern Mutual was given an opportunity (on
            behalf of itself, any Affiliated Person of Northwestern Mutual, and the Company) to fully investigate and review the property referenced above (the "Acquisition Property"); and

                        (b) Northwestern Mutual gave AHMI and AHPA notice, in
            writing, of Northwestern Mutual's decision to not exercise its option to have the Acquisition Property acquired by the Company, Northwestern Mutual or any Affiliated Person of Northwestern Mutual, or

                  (II) Northwestern Mutual has not given AHMI and AHPA notice of its decision to exercise or not exercise its option, in writing, within sixty (60) days of the date on which Northwestern Mutual was provided with all of the necessary information in order to investigate and review the Acquisition Property, in which case Northwestern Mutual shall be deemed to have elected to not exercise its option.

      12.2 CONFLICTS OF INTEREST

            (a) Notwithstanding that it may constitute a conflict of interest, the Members may, and may cause their Affiliated Persons to, engage in any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service, or the establishment of any salary, other compensation, or other terms of employment) with the Company so long as such transaction is not expressly prohibited by this Agreement and so long as the terms and conditions of such transaction, on an overall basis, are fair and reasonable to the Company and are at least as favorable to the Company as those that are generally available from persons capable of similarly performing them and in similar transactions between parties operating at arm's length, and provided that all of the Members having no interest in such transaction (other than their interests as Members) affirmatively vote or consent in writing to approve the transaction.

            (b) In the case of the Loan as well as in the event Northwestern Mutual would, at any time in the future, make another loan to the Company, then and in such event, the Company, AHMI and AHPA acknowledge and agree that in negotiating, committing for and making the Loan or any other loan and in enforcing its rights and remedies thereunder, Northwestern Mutual is entitled to act as a third-party lender to the Company. Northwestern Mutual may act in its own best interest as Lender with respect to the Loan or as lender with respect to any such other loan, and when enforcing its rights and remedies with respect thereto, Northwestern Mutual need not have concern for what effect any such actions may have on the Company or any Member. The Company, AHMI and AHPA hereby waive (i) any right of subrogation to Northwestern Mutual's rights and claims against the Company as borrower under the Loan or any such other loan and any right to indemnity, reimbursement or contribution from the Company or Northwestern Mutual as a Member with respect to any amounts paid or payable by AHMI and/or AHPA or any Affiliated Person of AHMI and/or AHPA as guarantor, indemnitor or other obligor under any loan document and (ii) any right to claim that because Northwestern Mutual is a Member, Northwestern Mutual has a fiduciary or other duty to not pursue or enforce its rights and remedies with respect to the Loan or any such other loan and agree not to raise any such defense to a foreclosure of the mortgage. Further, the Company, AHMI and AHPA agree that Northwestern Mutual has no obligation to modify the terms of the Loan or any such other loan or to accept prepayment thereof, upon sale of the Properties, termination of the Company or any other reason whatsoever, except as may be specifically set forth in the Loan Documents or other related loan documents.

                                  ARTICLE XIII
                         MEMBERS' RIGHTS AND OBLIGATIONS

      13.1 NO INTEREST IN COMPANY PROPERTY; WAIVER OF ACTION FOR PARTITION

      No Member or Assignee has any interest in specific property of the Company. Without limiting the foregoing, each Member and Assignee irrevocably waives any right that it may have to maintain any action for partition with respect to the property of the Company.

      13.2 Competing Activities

      Subject to Section 12.1, any Member and its respective officers, directors, shareholders, partners, members, managers, agents, employees and Affiliates may engage or invest in, independently or with others, any business activity of any type or description, including without limitation those that might be the same as or similar to the Company's business and that might be in direct or indirect competition with the Company. Neither the Company nor any Member shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom. No Member shall be obligated to present any investment opportunity or prospective economic advantage to the Company or to any other Member, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company. Each Member shall have the right to hold any investment opportunity or prospective economic advantage for its own account or to recommend such opportunity to Persons other than the Company or any other Member. Each Member acknowledges that each of the other Members and their Affiliates own and/or manages other businesses, including businesses that may compete with the Company and for the Member's time. Each Member hereby waives any and all rights and claims which it may otherwise have against the other Member(s) and its or their officers, directors, shareholders, partners, members, managers, agents, employees, and Affiliates as a result of any of such activities. The foregoing description of permitted activities has been freely negotiated and agreed upon in light of all the circumstances by sophisticated parties as consideration given individual weight for each Member's entering into this Agreement and, accordingly, it is agreed that such description is a reasonable waiver of any express or implied duties of loyalty, even though all permitted activities could not be specified in full.

      13.3 Transactions With The Company

      Subject to any limitations set forth in this Agreement and with the prior approval of all of the other Members, a Member may lend money to and transact other business with the Company. Subject to other applicable law, such Member has the same rights and obligations with respect thereto as a Person who is not a Member.

      13.4 Remuneration To Members

      Except as otherwise specifically provided in or pursuant to this Agreement, no Member is entitled to remuneration for acting in the Company business.

      13.5 Members Are Not Agents

      Pursuant to Section 8.2 and the Company's Certificate of Formation, the management of the Company is vested in the Members. The Members together shall participate in the management of the Company except as expressly authorized by this Agreement. No Member alone, acting solely in the capacity of a Member, is an agent of the Company nor does any Member, unless expressly and duly authorized in writing to do so by the by the other Member or Members, have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf or to render it liable for any purpose.

                                   ARTICLE XIV

                                  MISCELLANEOUS

      14.1 DISPOSITION OF DOCUMENTS AND RECORDS

      All documents and records of the Company including, without limitation, all financial records, vouchers, canceled checks and bank statements shall be delivered to and retained by Northwestern Mutual for a period of at least seven
(7) years after dissolution of the Company. AHMI and AHPA may elect to maintain copies of any or all of the foregoing. In addition, reasonable access to such documents shall be granted by Northwestern Mutual to AHMI and AHPA and their respective representatives during regular business hours upon reasonable advance notice.

      14.2 REMEDIES

      Except as provided elsewhere herein, each Member hereby recognizes that a default by it with respect to its obligations under this Agreement will cause irreparable harm, injury and damage to the Company and each other Member. Therefore, each Member hereby agrees that in the event of a default by it of one or more of its obligations hereunder, the Company and each other Member may, if it or they so elect, seek to enforce specific performance of such obligation or obligations by the Defaulting Member, and the Defaulting Member agrees that it will not oppose any attempt to obtain specific performance on the ground that there exists adequate legal remedy (in damages or otherwise) for such default. The remedies referred to in this Section shall be nonexclusive, cumulative of and additional to all other remedies of the parties hereto, whether arising under contract, at law or in equity, including, without limitation, the remedy of the indemnifications and guarantees provided in Section 4.2 hereof as well as Guarantee of Member Obligations dated of even date herewith in the form of Exhibit D hereto.

      14.3 NOTICES

      All notices, requests, demands, and other communications required or permitted to be given under this instrument shall be in writing and shall be conclusively deemed to have been duly given or delivered, as the case may be,
(i) when hand delivered to the addressee; (ii) three (3) business days after having been sent by certified mail, postage prepaid return receipt requested; or
(iii) one (1) business day after having been deposited, properly addressed and prepaid for guaranteed next-business-day delivery, with a nationally-recognized overnight courier service (e.g., UPS, FedEx, or U.S. Express Mail). All such notices, requests, or demands shall be addressed as set forth below, or to such other address as a party may from time to time designate by notice given to the other party(ies); provided, however that no party may require notice be given or delivered to more than three (3) addresses.

If to Northwestern Mutual:     The Northwestern Mutual Life Insurance Company
                               720 E. Wisconsin Avenue
                               Milwaukee, WI  53202
                               Attention: Real Estate Investment
                                          Department/JV333313

       With copy to:           Northwestern Investment Management Company,
                               LLC
                               520 Lake Cook Road
                               Suite 300
                               Deerfield, Illinois  60015
                               Attention: Regional Manager

         and

                               The Northwestern Mutual Life Insurance Company 720 East Wisconsin Avenue
                               Milwaukee, Wisconsin  53202
                               Attention: Judy Perkins, Law Department

If to AHMI                     c/o Brookdale Living Communities, Inc.
                               330 N. Wabash Avenue
                               Suite 1400
                               Chicago, Illinois  60611
                               Attention: R. Stanley Young

         With copy to:         Brookdale Living Communities, Inc.
                               330 N. Wabash Avenue
                               Suite 1400
                               Chicago, Illinois  60611
                               Attention:  Deborah Paskin

If to AHPA:                    c/o Brookdale Living Communities, Inc.
                               330 N. Wabash Avenue
                               Suite 1400
                               Chicago, Illinois  60611
                               Attention: R. Stanley Young

         With copy to:         Brookdale Living Communities, Inc.
                               330 N. Wabash Avenue
                               Suite 1400
                               Chicago, Illinois  60611
                               Attention: Deborah Paskin

      Any time period following notice shall commence on the date of such delivery. Rejection or other refusal to accept or inability to deliver because of change of address as to which no notice has been given shall constitute receipt of any such notice, demand or request. All payments to be made pursuant hereto to any Member shall be made at the addresses for notices to such Member in accordance with this Section 14.3.

      14.4 INSURANCE

      The Company shall maintain insurance against all risks and hazards reasonably related to the Company in amounts and with companies satisfactory to the Members but in any event shall at all times meet Northwestern Mutual's insurance requirements. All such policies of insurance shall name the Company, the Members of the Company and the wholly-owned subsidiaries of Northwestern Mutual as the insured.

      14.5 SUCCESSORS AND ASSIGNS

      Subject to restrictions in this Agreement on transferability and assignment, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

      14.6 NO AGENCY RELATIONSHIP BETWEEN MEMBERS

      No Member shall be constituted the agent of the other Members.

      14.7 AMENDMENT

      This Agreement represents the entire agreement between the Members hereto and supersedes any prior agreements between the Members pertaining to the subject matter hereof. Except as set forth herein, no representations, understandings, or agreements have been made or relied upon by any Member in entering into this Agreement. This Agreement may only be amended in a writing executed by all Members.

      14.8 APPLICABLE LAW

      This Agreement and the obligations of the Members hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware.

      14.9 COMMISSIONS

      Each Member hereby represents and warrants to each other that there are no claims for brokerage or other similar fees in connection with the transactions covered by this Agreement insofar as such claims shall be based on arrangements or agreements made by it or on its behalf, and each Member hereby agrees to indemnify and hold harmless each other Member from and against all liabilities, costs, damages and expenses from any such claims. Notwithstanding any other language contained herein to the contrary, the Members hereby acknowledge that there is a fee payable by the Company to KMF Senior Housing Investors, LLC.

      14.10 WAIVER

      A Member shall not be deemed to have consented to, or to have waived, any breach or default by another Member unless such consent or waiver is made in writing. Failure on the part of a Member to complain of any act or failure to act of another Member or to declare another Member in default, irrespective of how long such failure continued, shall not constitute a waiver on the part of such Member of its rights hereunder. No consent or waiver, expressed or implied, by a Member to, or of, any breach or default by another Member in the performance of obligations hereunder shall be deemed or construed to be a consent or waiver to, or of, any other obligation of such Member hereunder.

      14.11 DESIGNATION OF ATTORNEYS

      The Members shall agree upon attorneys for the Company and the fees and disbursements of attorneys so selected shall be paid by the Company. Each Member will pay for its own legal fees and disbursements in connection with the formation of the Company.

      14.12 CONTRACTS

      Every contract and agreement obligating the Company, or to which the Company may become a party, or by which it may be bound, shall be in writing. The execution of such contracts shall be by the Members empowered to agree upon such contracts, except to the extent that execution is delegated to one Member by this Agreement or to any other party in a written instrument executed by all Members.

      14.13 CAPTIONS

      Captions and section headings contained in this Agreement are for convenience only and shall not be considered for any purpose in construing this Agreement.

      14.14 COUNTERPARTS

      This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

      IN WITNESS WHEREOF, this Agreement has been executed by each of the parties hereto in the manner appropriate to each as of the date of this Agreement set forth above.

                               THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation

                               By: Northwestern Investment Management Company, LLC, a Delaware limited liability company, its wholly-owned affiliate and authorized representative

                                     By: /s/ Robert M. Ruess
                                          ------------------------------
                                     Name: Robert M. Ruess,
                                     Its: Managing Director

                                     Attest: /s/ Michael R. Buchholz
                                             ----------------------------
                                     Name: Michael R. Buchholz,
                                     Its: Assistant Secretary

                       [signatures continued on next page]

                    [signatures continued from previous page]

                               AH Michigan Owner Limited Partnership,
                               an Ohio limited partnership

                               By: AH Michigan CGP, Inc.,
                                   an Ohio corporation

                               Its: Sole General Partner

                                    By: /s/ R. Stanley Young
                                        ----------------------------
                                    Name: R. Stanley Young
                                    Its: Vice President

                               AH Pennsylvania Owner Limited Partnership, an Ohio limited partnership

                               By: AH Pennsylvania CGP, Inc.,
                                       an Ohio corporation
                               Its: Sole General Partner

                                    By: /s/ R. Stanley Young
                                        ----------------------------
                                    Name: R. Stanley Young
                                    Its: Vice President

                                   EXHIBIT A-1
                                       TO
                       LIMITED LIABILITY COMPANY AGREEMENT
                          BROOKDALE SENIOR HOUSING, LLC

                   Legal Description(s) of Company Properties

That certain property located in the City of Southfield, County of Oakland, State of Michigan, described as follows:

                                 (see attached)

That certain property located in the City of Lebanon, County of Lebanon, State of Pennsylvania, described as follows:

                                 (see attached)

                                      A-1-1

                                   EXHIBIT A-2
                                       TO
                       LIMITED LIABILITY COMPANY AGREEMENT
                          BROOKDALE SENIOR HOUSING, LLC

                   Legal Description of Gaines Ranch Property

That certain property located in the City of Austin, County of Travis, State of Texas, described as follows:

                                 (see attached)

                                      A-2-1

                                    EXHIBIT B
                                       TO
                       LIMITED LIABILITY COMPANY AGREEMENT
                          BROOKDALE SENIOR HOUSING, LLC

                       Percentage Interest of Each Member

I. Percentage of Initial Capital Contributions                   Section/Article

     Northwestern Mutual                                 99.96%      Section
     AHMI                                                  .02%        5.2
     AHPA                                                  .02%

II.  Percentage of Additional Capital
     Contributions

     Northwestern Mutual                                    75%      Section
     AHMI                                                 12.5%        5.3
     AHPA                                                 12.5%

III.  Percentage of Tax Allocations

     Northwestern Mutual                                    75%      Article
     AHMI                                                 12.5%        VII
     AHPA                                                 12.5%

                                    EXHIBIT C
                                       TO
                       LIMITED LIABILITY COMPANY AGREEMENT
                          BROOKDALE SENIOR HOUSING, LLC

                         (Form of) Management Agreement

                                 (see attached)

                                    EXHIBIT D
                                       TO
                       LIMITED LIABILITY COMPANY AGREEMENT
                          BROOKDALE SENIOR HOUSING, LLC

                              Amended and Restated
                         Guarantee Of Member Obligations

      This Amended and Restated Guarantee (the "Guarantee") is made and entered into as of October _____, 2004 by BROOKDALE LIVING COMMUNITIES, INC., a Delaware corporation, f/k/a BLC Senior Holdings, Inc., a Delaware corporation [EIN Number 20-1348354] ("New Brookdale") and BROOKDALE OPERATIONS, LLC, a Delaware limited liability company [EIN Number 20-1363650] (Brookdale Operations") for the benefit of THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation, with its principal place of business located at 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 ("Northwestern Mutual");

                                   WITNESSETH

      WHEREAS, Northwestern Mutual, AH Michigan Owner Limited Partnership, an Ohio limited partnership ("AHMI") and AH Pennsylvania Owner Limited Partnership, an Ohio limited partnership ("AHPA") entered into that certain Amended and Restated Limited Liability Company Agreement dated as of September 30, 2004 (the "Amended and Restated LLC Agreement") for BROOKDALE SENIOR HOUSING, LLC, a Delaware limited liability company (the "Company"), of which Northwestern Mutual, AHMI and AHPA are the sole members (capitalized terms not otherwise defined herein shall have the meanings set forth in the Amended and Restated LLC Agreement); and

      WHEREAS, that certain Guarantee of Member Obligations dated as of September 30, 2003 (the "Original Guarantee") was entered into by and between Brookdale Living Communities, Inc., a Delaware corporation [EIN Number 36-4103821] ("Old Brookdale"), for the benefit of Northwestern Mutual;

      WHEREAS, Old Brookdale is transferring its controlling interest in AHMI and AHPA to New Brookdale and Brookdale Operations;

      WHEREAS, this Guarantee is being entered into by the parties hereto in order to substitute New Brookdale and Brookdale Operations for Old Brookdale.

      WHEREAS, as a condition to Northwestern Mutual's investment in the Company and its undertaking of continuing obligations under the Amended and Restated LLC Agreement, Northwestern Mutual requires the execution of this Guarantee by the undersigned;

      NOW, THEREFORE, in consideration of Northwestern Mutual's undertaking and continuing its obligations under the Amended and Restated LLC Agreement and as an inducement to Northwestern Mutual to do so, the undersigned agrees as follows:

1. The undersigned, jointly and severally, hereby guarantee to Northwestern Mutual the full and faithful performance by AHMI and AHPA of their obligations under the Agreement, including, without limitation, the obligation to make Capital Contributions to the Company as required pursuant to the terms of the Agreement, the obligation to repay any Default Loans made by Northwestern Mutual to AHMI and/or AHPA, including any interest thereon and any costs and expenses incurred by Northwestern Mutual in the collection thereof, the performance of all non-monetary obligations of AHMI and/or AHPA under the Agreement and the payment of any losses and damages incurred by Northwestern Mutual resulting from any breach of the Agreement by AHMI and/or AHPA (the "Guaranteed Obligations").

      2. If Northwestern Mutual determines (in its sole and reasonable discretion) that AHMI and/or AHPA have failed or is failing to perform any of its Guaranteed Obligations, the undersigned shall, within ten (10) business days after its deemed receipt of any written notice or demand from Northwestern Mutual, take such action, enter into such contracts and advance such funds as may be directed by Northwestern Mutual in any such notice or demand to fulfill the obligations of AHMI and AHPA under the Agreement.

      3. All notices and demands to be sent by Northwestern Mutual to the undersigned shall be sent by certified U.S. mail, postage prepaid, return receipt requested, or by overnight courier service (e.g. Federal Express) in either case addressed to the undersigned at the address set forth opposite the undersigned's signature below and shall be deemed received on the earlier of:
(i) actual delivery; or (ii) three (3) business days after deposit, if sent by the U.S. mail as aforesaid, or one (1) business day after deposit, if sent by courier service as aforesaid.

      4. The undersigned waives notice of acceptance of this Guarantee by Northwestern Mutual and any and all notices and demands of every kind (except as provided above) which may be required to be given by any statute or rule of law and agrees that the undersigned's liability hereunder shall be in no way affected, diminished or released by any extension of time or forbearance which may be granted to AHMI or AHPA (or any successor to AHMI or AHPA) or by reason of any change or modification in the Agreement.

      5. The undersigned agrees that this Guarantee may be enforced by Northwestern Mutual without the necessity at any time of resorting to or exhausting any remedy under the Agreement, any other guarantee or any instrument evidencing or securing any loan made by Northwestern Mutual to the Company or any remedy at law or in equity, and the undersigned hereby waives the right to require Northwestern Mutual to proceed against AHMI, AHPA or the Company or to require Northwestern Mutual to pursue any other remedy or enforce any other right. The undersigned further agrees that nothing contained herein shall prevent Northwestern Mutual from bringing any action, instituting any equitable proceeding or exercising any other rights available to it under any instrument evidencing or securing any loan made by Northwestern Mutual to the Company or any indebtedness of the Company to Northwestern Mutual, and the exercise of any of the aforesaid or completion of any foreclosure proceedings shall not constitute a discharge of any of the undersigned's obligations hereunder, it being the purpose and intent of the undersigned that the undersigned's obligations hereunder shall be absolute, independent and unconditional. Neither the undersigned's obligations under this Guarantee nor any remedy for the enforcement thereof shall be impaired, modified, changed, or released in any manner whatsoever by operation of law including AHMI's bankruptcy or AHPA's bankruptcy. The foregoing language is not intended to characterize the undersigned as a Member in the Company.

      6. The liability of the undersigned shall be joint and several. No action or proceeding brought or instituted under this Guaranty and no recovery made as a result thereon shall be a bar or defense to any further action or proceeding under this Guaranty.

      7. The undersigned may not assign its obligations under this Guaranty without the prior written consent of Northwestern Mutual, which consent may be withhold in Northwestern Mutual's sole discretion.

      8. If it becomes necessary for Northwestern Mutual to employ counsel to enforce the obligations of the undersigned hereunder, the undersigned agrees to pay reasonable counsel fees and expenses in connection therewith.

      9. If any provision or portion thereof of this Guarantee is declared or found by a court of competent jurisdiction to be unenforceable or null and void, such provision or portion thereof shall be deemed stricken and severed from this Guarantee and the remaining provisions and portions thereof shall continue in full force and effect.

      IN WITNESS WHEREOF, this Guarantee has been executed as of the day and year set forth above.

                                 BROOKDALE LIVING COMMUNITIES, INC., a
                                 Delaware corporation, f/k/a
                                 BLC Senior Holdings, Inc., a Delaware
                                 corporation [EIN Number 20-1348354]
Address:
Brookdale Living                    By:  ______________________________
Communities, Inc.                   Name: _____________________________
330 N. Wabash Avenue                Its: ______________________________
Suite 1400
Chicago, Illinois  60611
Attention: R. Stanley Young

         with copy to:
Brookdale Living
Communities, Inc.
330 N. Wabash Avenue
Chicago, Illinois  60611
Attention:  Deborah Paskin

                                 BROOKDALE OPERATIONS, LLC, a Delaware
                                 limited liability company [EIN Number
                                 20-1363650]
Address:
Brookdale Living                    By:  _______________________________
Communities, Inc.                   Name: ______________________________
330 N. Wabash Avenue                Its:  ______________________________
Suite 1400
Chicago, Illinois  60611
Attention: R. Stanley Young

         with copy to:

Brookdale Living
Communities, Inc.
330 N. Wabash Avenue
Chicago, Illinois  60611
Attention: Deborah Paskin

                            CERTIFICATE OF FORMATION

                                       OF

                          BROOKDALE SENIOR HOUSING, LLC

      1. The name of the limited liability company is Brookdale Senior Housing, LLC (the "Company").

      2. The address of the Company's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

      3. The Company is a member-managed Delaware limited liability company.

      4. The Northwestern Mutual Life Insurance Company, a Wisconsin corporation ("Northwestern Mutual") is currently the sole Member of the Company and is the only person or entity authorized to act on behalf of, or to legally bind, the Company in any matter whatsoever.

      5. If and when a Limited Liability Company Agreement with respect to the Company is executed by Northwestern Mutual naming AH Michigan Owner Limited Partnership, an Ohio limited partnership ("AHMI"), and AH Pennsylvania Owner Limited Partnership, an Ohio limited partnership ("AHPA"), as members of the Company, then, from and after the effective date of such Agreement, Northwestern Mutual, AHMI and AHPA shall be the sole members of the Company and each shall have such authority to act on behalf of, and to legally bind, the Company as may be granted under such Agreement.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of ____________, 200_.

                                    THE NORTHWESTERN MUTUAL LIFE INSURANCE
                                    COMPANY, a Wisconsin corporation

                                    By:  Northwestern Investment Management
                                         Company, LLC, a Delaware limited
                                         liability company, its wholly-owned
                                         affiliate and authorized representative

                                         By: ___________________________________
                                         Name: _________________________________
                                         Its:  Managing Director